Form 10-K, Exhibit 13
period 1997-12-31
REPUBLIC BANKING CORP OF FLORIDA
filed 1998-04-24
CIK 702592

--------------------------------------------------------------------------------
 SELECTED CONSOLIDATED FINANCIAL DATA


                                                            AS OF AND FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                           -------------------------------
                                                                 1997            1996
------------------------------------------------------------------------------------------
                                                            (Dollars In Thousands, Except
                                                                   Per Share Data)
INCOME STATEMENT DATA:
Interest income ..........................................   $   114,501     $   104,134
Interest expense .........................................        50,974          43,249
----------------------------------------------------------------------------------------
Net interest income ......................................        63,527          60,885
Provision for loan losses ................................         5,566           2,381
----------------------------------------------------------------------------------------
Net interest income after provision for loan losses ......        57,961          58,504
Non-interest income ......................................        23,773          24,231
Non-interest expenses ....................................        52,589          53,017
----------------------------------------------------------------------------------------
Net income before taxes ..................................        29,145          29,718
Provision for income tax expense .........................         9,617          10,324
Cumulative effect of change in accounting principle ......            --              --
Minority interest ........................................         1,188           1,350
----------------------------------------------------------------------------------------
Net income ...............................................   $    18,340     $    18,044
========================================================================================
PER SHARE DATA:
Net income ...............................................   $      0.96     $      0.96
Book value (year end) ....................................          7.27            6.61
Tangible book value (year end) ...........................          6.64            6.12
Cash dividends ...........................................          0.52            0.50
Dividends payout ratio ...................................         54.17%          52.08%
Weighted average common and common equivalent
 shares outstanding (in thousands) .......................        19,076          18,873
BALANCE SHEET DATA:
Total assets .............................................   $ 1,515,006     $ 1,511,951
Securities ...............................................       372,988         331,204
Loans ....................................................       929,410         973,640
Allowance for loan losses ................................        11,999          11,578
Total deposits ...........................................     1,302,217       1,320,126
Total shareholders' equity ...............................       146,131         124,693
AVERAGE BALANCE SHEET DATA:
Total assets .............................................   $ 1,528,395     $ 1,405,517
Securities ...............................................       341,947         327,425
Loans ....................................................       973,136         872,094
Allowance for loan losses ................................        12,329          11,793
Total deposits ...........................................     1,321,188       1,221,350
Total shareholders' equity ...............................       126,865         116,493
PERFORMANCE RATIOS:
Return on average assets .................................          1.20%           1.28%
Return on average equity .................................         14.46           15.49
Net interest margin ......................................          4.56            4.75
Efficiency ratio .........................................         60.24           62.29
ASSET QUALITY RATIOS:
Non-performing assets to total loans
 and other real estate ...................................          0.94%           0.55%
Net loan charge-offs to average loans ....................          0.53            0.25
Allowance for loan losses to total loans .................          1.29            1.19
Allowance for loan losses to non-performing loans ........        179.49          395.96
CAPITAL RATIOS:
Leverage ratio ...........................................          8.96%           8.52%
Average shareholders' equity to average total assets .....          8.30            8.29
Tier 1 risk-based capital ratio ..........................         15.01           14.44
Total risk-based capital ratio ...........................         16.26           15.69



                                                            As of and for the Years Ended December 31,
                                                           ---------------------------------------------
                                                                 1995           1994           1993
                                                           --------------- -------------- --------------
                                                           (Dollars In Thousands, Except Per Share Data)
INCOME STATEMENT DATA:
Interest income ..........................................   $    95,056     $   76,964     $   75,531
Interest expense .........................................        38,411         24,322         21,795
                                                             -----------     ----------     ----------
Net interest income ......................................        56,645         52,642         53,736
Provision for loan losses ................................           890          2,500          2,450
                                                             -----------     ----------     ----------
Net interest income after provision for loan losses ......        55,755         50,142         51,286
Non-interest income ......................................        22,458         20,289         17,046
Non-interest expenses ....................................        50,021         46,456         50,379
                                                             -----------     ----------     ----------
Net income before taxes ..................................        28,192         23,975         17,953
Provision for income tax expense .........................         9,103          7,687          6,181
Cumulative effect of change in accounting principle ......            --             --            838
Minority interest ........................................         1,330          1,136            881
                                                             -----------     ----------     ----------
Net income ...............................................   $    17,759     $   15,152     $   11,729
                                                             ===========     ==========     ==========
PER SHARE DATA:
Net income ...............................................   $      0.94     $     0.80     $     0.62
Book value (year end) ....................................          6.15           5.32           5.06
Tangible book value (year end) ...........................          5.62           5.25           4.97
Cash dividends ...........................................          0.25           0.42           0.40
Dividends payout ratio ...................................         26.60%         52.50%         64.52%
Weighted average common and common equivalent
 shares outstanding (in thousands) .......................        18,873         18,873         18,873
BALANCE SHEET DATA:
Total assets .............................................   $ 1,324,968     $1,172,209     $1,106,641
Securities ...............................................       320,084        359,545        284,611
Loans ....................................................       821,090        667,091        641,413
Allowance for loan losses ................................        11,411         11,680         11,563
Total deposits ...........................................     1,156,324      1,029,116        967,615
Total shareholders' equity ...............................       116,140        100,447         95,509
AVERAGE BALANCE SHEET DATA:
Total assets .............................................   $ 1,261,146     $1,136,191     $1,148,513
Securities ...............................................       348,438        328,504        342,779
Loans ....................................................       735,318        635,555        627,929
Allowance for loan losses ................................        11,893         11,968         10,922
Total deposits ...........................................     1,105,382      1,000,787      1,011,508
Total shareholders' equity ...............................       106,141         95,250         91,393
PERFORMANCE RATIOS:
Return on average assets .................................          1.41%          1.33%          1.02%
Return on average equity .................................         16.73          15.91          12.83
Net interest margin ......................................          4.91           5.06           5.14
Efficiency ratio .........................................         63.09          63.70          71.17
ASSET QUALITY RATIOS:
Non-performing assets to total loans
 and other real estate ...................................          0.96%          1.21%          2.19%
Net loan charge-offs to average loans ....................          0.25           0.37           0.14
Allowance for loan losses to total loans .................          1.39           1.75           1.80
Allowance for loan losses to non-performing loans ........        244.09         230.74         112.46
CAPITAL RATIOS:
Leverage ratio ...........................................          8.78%          9.32%          8.82%
Average shareholders' equity to average total assets .....          8.42           8.38           7.96
Tier 1 risk-based capital ratio ..........................         13.75          15.63          16.13
Total risk-based capital ratio ...........................         15.00          16.88          17.38



   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a   5

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of the consolidated financial condition and results of operations of Republic Banking Corporation of Florida ("Republic") for the years ended December 31, 1997, 1996 and 1995 should be read in conjunction with Republic's Consolidated Financial Statements and accompanying notes.

All historical per share data has been restated to give effect to a 2.5-for-1 stock split completed in January 1998 and a 20% stock dividend issued in January 1996.


GENERAL

Republic is a holding company for its 99.1% owned subsidiary, Republic National Bank of Miami (the "Bank"). Republic, through its subsidiary operates as a commercial bank serving the South Florida area. Republic's income is derived principally from its lending and investment activities which are funded primarily by deposits, borrowings and cash flow from asset repayment and ongoing operations. Consequently, Republic's net income is highly dependent on the spread between the average yield on earning assets and the rates paid on interest bearing liabilities. A second source of income is fee income derived from deposit and other types of services offered to its customers. Results of operations are also highly dependent on the volume of earning assets, asset credit quality and the efficiency of operations.

Republic is subject to interest rate risk to the extent that its interest bearing liabilities re-price or mature more or less frequently than its interest earning assets.


CAPITAL TRANSACTIONS

In November 1997, Republic issued 1,220,225 shares (post-stock split) of its common stock in exchange for shares of the Bank held by minority shareholders increasing its ownership in the subsidiary from 93.1% to 99.1%.

In February 1998, Republic completed an initial public offering of its common stock and issued an additional 1,233,270 shares of its common stock to the public.


PERFORMANCE OVERVIEW

Republic had net income in 1997 of $18.3 million, representing an increase of $296,000 over 1996 net income of $18.0 million. Net income for 1996 was $285,000 higher than 1995 net income of $17.8 million. Net income per common share was $0.96 for 1997 and 1996 and $0.94 for 1995. Return on average shareholders' equity was 14.46%, 15.49% and 16.73% for 1997, 1996 and 1995,
respectively.

The increase in net income from 1996 to 1997 was due, primarily, to increased net interest income and reduced non-interest expenses. Earnings were adversely impacted by a higher provision for loan losses in 1997, which was 2.3 times the amount provided for 1996. This resulted from a higher than historical level of loan losses in its commercial and consumer loan portfolios. In May 1997, the principal shareholder and the Board of Directors entered into negotiations with Barnett Banks, Inc. for the sale of Republic and the Bank. While these negotiations terminated within two weeks of their public announcement, they resulted in high personnel turnover and competitive pressures from other financial institutions during the second and third quarters of the year. Republic took a defensive posture with its customers during this period by adjusting its pricing practices as well as increasing its advertising and personnel costs. The impact of this episode on the balance sheet was limited, but Republic experienced a decline in loans and deposits in the second half of the year.

Earnings growth from 1995 to 1996 resulted principally from loan growth and increased fee income, but was impacted by the following transactions which had a significant impact on performance in each of those years. In June 1995, Republic acquired the Plaza Bank of Miami which was merged into its subsidiary bank. This transaction added $105.7 million in deposits and $124.4 million in assets. A resulting intangible asset of $9.3 million was recorded as a result of this transaction. In 1995, the Bank began construction of its new headquarters which were occupied in April 1997. In anticipation of this move, the Bank made provisions for estimated loss on disposition of property in 1995 and in 1996 in the amount of $650,000 and $1.3 million, respectively. In 1995, the Bank commenced a re-engineering study which was completed in August 1996. Professional fees associated with this study amounted to $209,000 and $638,000 in 1995 and 1996, respectively. In September 1996, the Bank paid a one time FDIC assessment of $1.4 million with respect to the Bank's deposits acquired from the Resolution Trust Corporation and insured by the Savings Association Insurance Fund ("SAIF").

Total assets at December 31, 1997, 1996 and 1995 were $1,515.0 million, $1,512.0 million and $1,325.0 million, respectively. Total deposits at December 31, 1997, 1996 and 1995 were $1,302.2 million, $1,320.1 million and $1,156.3 million, respectively. The Company retained the five offices acquired in 1995, as well as a major portion of the deposits at those locations. Total loans at December 31, 1997, 1996 and 1995 were $929.4 million, $973.6 million, and $821.1 million, respectively. Total


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a   6

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

shareholders' equity was $146.1 million, $124.7 million and $116.1 million at December 31, 1997, 1996 and 1995, respectively.


RESULTS OF OPERATIONS

NET INTEREST INCOME

1997 VERSUS 1996. Net interest income totaled $63.5 million for 1997 compared to $60.9 million in 1996, an increase of $2.6 million or 4.30%. Interest income increased $10.4 million primarily due to an increase in average interest earning assets.

Average interest earning assets increased by $111.4 million, or 8.69%, and average loans increased by $101.0 million, or 11.59%, respectively, in 1997 as compared to 1996. Average loan yield decreased from 9.16% in 1996 to 9.13% in 1997. The increase in interest income was partially offset by an increase in interest expense of $7.7 million, or 17.86%, reflecting an increase in the volume of interest bearing deposits and an increase in the average rate paid on time deposits. Average interest-bearing liabilities increased by $114.1 million, or 11.43%, and average time deposits increased by $113.7 million, or 18.08%, respectively, in 1997 as compared to 1996.

Net interest margins were 4.56% and 4.75% and net interest spreads were 3.64% and 3.80%, for 1997 and 1996, respectively. The decrease in the net interest margin from 1996 to 1997 reflects a 25 basis point increase in the rate paid on average interest bearing liabilities, partially offset by a 9 basis point increase in the yield on average interest earning assets. The yield on average interest earning assets increased to 8.22% in 1997 from 8.13% in 1996 due to increased yield on taxable investments and growth in average loans. The cost of interest bearing liabilities increased from 4.33% in 1996 to 4.58% in 1997. Net interest margin and net interest spreads narrowed, principally due to a 20 basis point increase in the average rate paid on time deposits and funding growth centered in time deposits.

1996 VERSUS 1995. Net interest income totaled $60.9 million in 1996 compared to $56.6 million in 1995, an increase of $4.3 million or 7.60%. Interest income increased $9.0 million or 9.46% primarily as a result of increased loan volume and the acquisition of an aggregate of $115.5 million of interest earning assets relating to the acquisition of the Plaza Bank of Miami in June 1995, partially offset by a decrease in the average yield on loans.


Average interest-earning assets increased by $127.5 million or 11.05% and average loans increased by $136.8 million or 18.60%, respectively, in 1996 as compared to 1995. The increase in interest income was partially offset by a $4.8 million or 12.50% increase in interest expense, primarily due to the growth in time deposits, net of a decline in the average rate paid on such deposits. Average interest-bearing liabilities increased by $114.7 million or 12.97% and average time deposits increased by $106.4 million or 20.36%, respectively, in 1996 as compared to 1995.


Net interest margins were 4.75% and 4.91% and net interest spreads were 3.80% and 3.90%, in each case, for 1996 and 1995, respectively. The decrease in the net interest margin from 1995 to 1996 primarily reflects an 11 basis point decline in the yield on average interest-earning assets. The yield on average interest-earning assets declined to 8.13% in 1996 from 8.24% in 1995, principally due to a 37 basis point decline in the average yield on loans. The cost of interest-bearing liabilities declined from 4.34% in 1995 to 4.33% in 1996, principally due to a 10 basis point decrease in the average rate paid on time deposits and a 14 basis point decrease in the average rate paid on savings and money market accounts.


Funds utilized for the construction of Republic's headquarters reduced the available volume of earning assets and resulting net interest income in 1997, 1996 and 1995. A capitalized construction interest cost was imputed and reflected as a credit in "Other Operating Expenses" in the amount of $390,000, $773,000 and $255,000 in 1997, 1996 and 1995, respectively.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a   7

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following table represents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are daily average balances. Non-accruing loans have been included in the tables as loans carrying a zero yield.


                                                                     Years Ended December 31,
                                         ---------------------------------------------------------------------------------
                                                           1997                                     1996
                                         ---------------------------------------- ----------------------------------------
                                            AVERAGE        INTEREST      AVERAGE     Average        Interest      Average
                                          OUTSTANDING       EARNED/       YIELD/   Outstanding       Earned/       Yield/
                                            BALANCE          PAID          RATE      Balance          Paid          Rate
--------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars In Thousands)
ASSETS
Interest earning assets:
Total loans ............................  $  973,136      $  88,823(1)  9.13%      $  872,094      $  79,897(1)  9.16%
Taxable securities .....................     308,095         19,536     6.34          296,318         17,893     6.04
Tax-exempt securities ..................      33,852          1,903     5.62           31,107          1,874     6.02
Federal funds sold and other
 temporary investments .................      77,894          4,239     5.44           82,064          4,470     5.45
                                          ----------      -----------   -----      ----------      -----------   -----
Total interest earning assets ..........   1,392,977        114,501     8.22        1,281,583        104,134     8.13
                                                          -----------   -----                      -----------   -----
Less allowance for loan losses .........     (12,329)                                 (11,793)
                                          ----------                               ----------
Total interest earning assets,
 net of allowance ......................   1,380,648                                1,269,790
Non-earning assets .....................     147,747                                  135,727
                                          ----------                               ----------
Total assets ...........................  $1,528,395                               $1,405,517
                                          ==========                               ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing
 demand deposits .......................  $   63,156      $     962     1.52%      $   66,229      $   1,103     1.67%
Savings and money
 market accounts .......................     247,989          7,023     2.83          261,718          7,474     2.86
State, county and municipal
 certificates of deposit ...............      30,999          1,715     5.53           18,907          1,013     5.36
Certificates of deposit ................     711,786         38,388     5.39          610,132         31,692     5.19
Federal funds purchased and
 securities sold .......................      53,243          2,561     4.81           37,483          1,769     4.72
Other borrowings .......................       5,869            325     5.54            4,432            198     4.47
                                          ----------      -----------   -----      ----------      -----------   -----
Total interest bearing liabilities .....   1,113,042         50,974     4.58          998,901         43,249     4.33
                                                          -----------   -----                      -----------   -----
Non-interest bearing liabilities:
Non-interest bearing
 demand deposits .......................     267,258                                  264,364
Other liabilities ......................      13,380                                   17,102
                                          ----------                               ----------
Total liabilities ......................   1,393,680                                1,280,367
Minority interest ......................       7,850                                    8,657
Shareholders' equity ...................     126,865                                  116,493
                                          ----------                               ----------
Total liabilities and
 shareholders' equity ..................  $1,528,395                               $1,405,517
                                          ==========                               ==========
Net interest income ....................                  $  63,527                                $  60,885
                                                          ===========                              ===========
Net interest spread ....................                                3.64%                                    3.80%
                                                                        =====                                    =====
Net interest margin ....................                                4.56%                                    4.75%
                                                                        =====                                    =====



                                                 Years Ended December 31,
                                         -----------------------------------------
                                                           1995
                                         -----------------------------------------
                                            Average        Interest       Average
                                          Outstanding       Earned/       Yield/
                                            Balance          Paid          Rate
----------------------------------------------------------------------------------
                                                  (Dollars In Thousands)
ASSETS
Interest earning assets:
Total loans ............................  $  735,318      $  70,077(1)  9.53%
Taxable securities .....................     312,897         18,447     5.90
Tax-exempt securities ..................      35,541          2,340     6.58
Federal funds sold and other
 temporary investments .................      70,330          4,192     5.96
                                          ----------      -----------   -----
Total interest earning assets ..........   1,154,086         95,056     8.24
                                                          -----------   -----
Less allowance for loan losses .........     (11,893)
                                          ----------
Total interest earning assets,
 net of allowance ......................   1,142,193
Non-earning assets .....................     118,953
                                          ----------
Total assets ...........................  $1,261,146
                                          ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing
 demand deposits .......................  $   65,124      $   1,310     2.01%
Savings and money
 market accounts .......................     270,119          8,111     3.00
State, county and municipal
 certificates of deposit ...............       2,879            161     5.59
Certificates of deposit ................     519,761         27,480     5.29
Federal funds purchased and
 securities sold .......................      21,465          1,105     5.15
Other borrowings .......................       4,883            244     5.00
                                          ----------      -----------   -----
Total interest bearing liabilities .....     884,231         38,411     4.34
                                                          -----------   -----
Non-interest bearing liabilities:
Non-interest bearing
 demand deposits .......................     247,499
Other liabilities ......................      15,393
                                          ----------
Total liabilities ......................   1,147,123
Minority interest ......................       7,882
Shareholders' equity ...................     106,141
                                          ----------
Total liabilities and
 shareholders' equity ..................  $1,261,146
                                          ==========
Net interest income ....................                  $  56,645
                                                          ===========
Net interest spread ....................                                3.90%
                                                                        =====
Net interest margin ....................                                4.91%
                                                                        =====

(1) Includes $2.7 million, $2.1 million and $1.5 million in loan fees for 1997, 1996 and 1995, respectively.

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a   8

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume have been allocated to rate.



                                                                          YEAR ENDED
                                                                  DECEMBER 31, 1997 VS. 1996
                                                              ----------------------------------
                                                                INCREASE (DECREASE)
                                                                      DUE TO
                                                              -----------------------
                                                                VOLUME       RATE        TOTAL
----------------------------------------------------------------------------------------------
                                                                    (Dollars In Thousands)
Interest earning assets:
Total loans .................................................  $9,255      $ (329)    $8,926
Securities ..................................................     877         795      1,672
Federal funds sold and other temporary investments ..........    (227)         (4)      (231)
---------------------------------------------------------------------------------------------
Total increase (decrease) in interest income ................   9,905         462     10,367
---------------------------------------------------------------------------------------------
Interest bearing liabilities:
Interest bearing demand deposits ............................     (51)        (90)      (141)
Savings and money market accounts ...........................    (393)        (58)      (451)
State, county and municipal certificates of deposit .........     648          54        702
Certificates of deposit and other time deposits .............   5,276       1,420      6,696
Federal funds purchased and securities sold under
  repurchase agreements .....................................     744          48        792
Other borrowings ............................................      64          63        127
---------------------------------------------------------------------------------------------
Total increase (decrease) in interest expense ...............   6,288       1,437      7,725
---------------------------------------------------------------------------------------------
Increase (decrease) in net interest income ..................  $3,617       $ (975)   $2,642
=============================================================================================



                                                                          YEAR ENDED
                                                                  DECEMBER 31, 1996 VS. 1995
                                                              -----------------------------------
                                                                INCREASE (DECREASE)
                                                                      DUE TO
                                                              -----------------------
                                                                VOLUME       RATE        TOTAL
                                                              ---------- ------------ -----------
                                                                    (Dollars In Thousands)
Interest earning assets:
Total loans ................................................. $13,035    $(3,215)     $9,820
Securities .................................................. (1,254)        234      (1,020)
Federal funds sold and other temporary investments ..........    699        (421)        278
---------------------------------------------------------------------    -------      ------
Total increase (decrease) in interest income ................ 12,480      (3,402)      9,078
---------------------------------------------------------------------    -------      ------
Interest bearing liabilities:
Interest bearing demand deposits ............................     22        (229)       (207)
Savings and money market accounts ...........................   (252)       (385)       (637)
State, county and municipal certificates of deposit .........    896         (44)        852
Certificates of deposit and other time deposits .............  4,781        (569)      4,212
Federal funds purchased and securities sold under
  repurchase agreements .....................................    825        (161)        664
Other borrowings ............................................    (23)        (23)        (46)
---------------------------------------------------------------------    -------      ------
Total increase (decrease) in interest expense ...............  6,249      (1,411)      4,838
---------------------------------------------------------------------    -------      ------
Increase (decrease) in net interest income .................. $6,231     $(1,991)     $4,240
============================================================================================

PROVISION FOR LOAN LOSSES


In determining the adequacy of the allowance for loan losses, Republic considers portfolio quality, composition, loss experience, growth, economic conditions and other risk factors related to the loan portfolio. The provision for loan losses increased by $3.2 million to $5.6 million for 1997 from $2.4 million for 1996. The provision increased by $1.5 million for 1996 from $890,000 for 1995. The increased provision for 1997 from 1996 resulted from a continued high level of consumer loan losses and above historical average commercial loan losses. The increase in the provision for 1996 from 1995 resulted from the impact of rising consumer loan losses and changes in the overall portfolio quality assessment.

NON-INTEREST INCOME

Non-interest income for the year ended December 31, 1997 was $23.8 million, a decrease of $458,000 or 1.9% compared to $24.2 million in 1996. Non-interest income in 1996 increased $1.7 million or 7.56% over non-interest income of $22.5 million in 1995. The following table presents for the periods indicated the major categories of non-interest income:


                                        YEARS ENDED DECEMBER 31,
                                  ----------------------------------
                                     1997         1996         1995
--------------------------------------------------------------------
                                         (Dollars In Thousands)
Service charges on
   deposit accounts ...........   $12,070      $12,960       $12,722
Merchant credit card
   discounts ..................     7,894        7,307         5,761
Letter of credit fees .........     1,015        1,064         1,214
Gain (loss) on sale of
   securities .................         0            1          (185)
Other non-interest income           2,794        2,899         2,946
--------------------------------------------------------------------
Total non-interest income         $23,773      $24,231       $22,458
====================================================================

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a   9

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

Service charges on deposit accounts are the primary component of non-interest income. Service charges on deposit accounts declined by $890,000 to $12.0 million from 1996 to 1997 and increased by $238,000 from 1995 to 1996. The decline from 1996 to 1997 reflected reduced transaction volumes and lowering of fees in certain fee categories. Merchant credit card discounts, the next largest component of non-interest income increased from $7.3 million in 1996 to $7.9 million in 1997 and increased by $1.5 million from $5.8 million in 1995 to $7.3 million in 1996. Letter of credit fee income declined by $150,000 or 12.40% in 1996 from $1.2 million in 1995, due to a decline in product demand resulting in lower volume, and remained level from 1996 to 1997.

NON-INTEREST EXPENSES

For 1997, 1996 and 1995, non-interest expenses totaled $52.6 million, $53.0 million and $50.0 million, respectively. The efficiency ratio, calculated by dividing total non-interest expenses by net interest income plus non-interest income, excluding securities gains and losses, was 60.24%, 62.29% and 63.09% for 1997, 1996 and 1995, respectively. The efficiency ratio improved each year, reflecting Republic's continued efforts to control operating expenses.

The following table represents for the periods indicated the major categories of non-interest expenses:


                                        YEARS ENDED DECEMBER 31,
                                    --------------------------------
                                       1997       1996       1995
------------------------------------------------------------------
                                         (Dollars In Thousands)
Employee compensation
   and benefits ...................  $26,706    $26,775    $27,472
------------------------------------------------------------------
Non-staff expenses:
Occupancy expense .................    5,771      4,962      4,661
Furniture and equipment
   expense ........................    2,722      2,793      2,375
Provision for loss on
   disposition of property ........       --      1,275        650
Merchant credit card
   interchange fees ...............    5,589      5,104      3,961
Professional fees .................      529      1,218        895
FDIC assessment ...................      265      1,868      1,451
Advertising .......................    1,372        880      1,098
Amortization of intangibles .......      982        845        709
Printing and supplies .............      902        940        952
Other real estate owned ...........      223        111        478
Fraud losses (recoveries) net .....      431        (11)      (816)
Capitalized construction
   interest credit ................     (390)      (773)      (255)
Other .............................    7,487      7,030      6,390
------------------------------------------------------------------
Total non-staff expenses ..........   25,883     26,242     22,549
------------------------------------------------------------------
Total non-interest expenses .......  $52,589    $53,017    $50,021
==================================================================

Employee compensation and benefit expense for 1997 was $26.7 million, a decrease of $69,000 or 0.26% from $26.8 million for 1996. Employee compensation and benefit expense for 1996 decreased $697,000 or 2.54% from 1995. The decrease from the preceding year for both 1997 and 1996 resulted mainly from savings associated with the implementation of a re-engineering program. Cost savings from this program for 1997 were partly offset by salary and benefit adjustments implemented in the second and third quarter in response to the high personnel turnover following the Barnett acquisition discussions. Total full-time equivalent employees at December 31, 1997, 1996 and 1995 were 709, 690 and 763, respectively.

Non-staff expenses were $25.9 million in 1997, a decrease of $359,000 or 1.37% from $26.2 million in 1996. This decrease in non-staff expenses primarily reflected a decrease in professional fees associated with the re-engineering study completed in 1996, a reduced FDIC assessment following the special SAIF assessment in 1996 and a provision for loss on disposition of property in 1996. Republic recorded a provision related to the disposition of bank property of $1.3 million in 1996 and none in 1997. These reductions were offset partially by higher occupancy expenses, increased merchant credit card interchange fees and advertising expenses.

Occupancy expense increased $809,000 in 1997 principally as a result of the opening of Republic's new corporate headquarters in April 1997 and the addition of three new branches. Merchant credit card interchange fees increased by $485,000 in 1997 as compared to 1996 as a result of the growth of Republic's merchant credit card operations. Advertising expense increased $492,000 in 1997 as compared to 1996 due, in part, to an image campaign following the Barnett transaction.

Non-staff expenses were $26.2 million in 1996, an increase of $3.7 million or 16.38% from $22.5 million in 1995. This increase in non-staff expenses primarily reflected increases in: merchant credit card interchange fees, the provision for loss on disposition of property, furniture and equipment expense, occupancy expense and amortization of intangibles related to the acquisition of Plaza Bank of Miami, charges related to the special SAIF assessment and costs associated with the re-engineering study. These increased expenses were partially offset by an increase in capitalized construction interest credit and decreases in other real estate owned and advertising expenses.

Occupancy expense increased $301,000, furniture and equipment expense increased $418,000 and amortization of intangibles increased by $279,000 in 1996 as compared to 1995, principally as a result of the acquisition of Plaza Bank of Miami. In addition, the capitalized interest credit relating to the construction of such headquarters increased


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  10

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

by $518,000 in 1996 as compared to 1995. During 1996, Republic recorded a provision related to the disposition of property held for sale of $1,275,000, representing an increase of $625,000 in 1996 as compared to 1995.


Principally as a result of expenses related to the re-engineering study, professional fees increased by $323,000 in 1996 compared to 1995. Other real estate owned expense decreased by $367,000 in 1996 as compared to 1995, principally as a result of the reduction of other real estate owned from $3.2 million as of December 31, 1995 to $2.4 million as of December 31, 1996, and a decrease in property taxes paid with respect to such property. Non-staff expenses in 1995 were also reduced by a substantial fraud recovery of $801,000. Merchant credit card interchange fees increased by $1.1 million in 1996 as compared to 1995 as a result of the growth of Republic's merchant credit card operations.


INCOME TAXES


In 1997, income tax expense was $9.6 million, a decrease of $707,000 or 6.8% from $10.3 million for 1996. The 1996 amount was $1.2 million or 13.19% higher than $9.1 million for 1995. The effective tax rates in 1997, 1996 and 1995, respectively, were 33.00%, 34.74% and 32.29%.


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS


The impact of new accounting pronouncements issued by the Financial Accounting Standards Board is discussed in the notes to the Consolidated Financial Statements. See Note 1--Summary of Significant Accounting Policies.

FINANCIAL CONDITION

CREDIT RISK MANAGEMENT

In the conduct of its business activities, Republic is exposed to the possibility that borrowers or counterparties may default on their obligations. To manage this risk, Republic's Credit Division maintains credit policies, establishes underwriting standards, and monitors compliance with policy. Lending units are organized along specialty lines. The Real Estate Division oversees construction, major commercial real estate loans and first mortgage residential lending. The Corporate Division oversees corporate, commercial and international lending activities. The Retail Division oversees other consumer loans and smaller commercial credits. Credit risk management practices are supported by a problem loan unit and a credit analysis unit reporting to the Credit Division. Individual loan officers are responsible for evaluating their assigned loan portfolio. The loan review department performs an independent ongoing analysis of portfolio quality.

LOAN PORTFOLIO

Republic's primary lending focus is on commercial loans, commercial real estate loans and construction loans. Republic also focuses on single-family residential loans, as well as to a lesser extent, international loans and consumer loans.

Total loans decreased by $44.2 million or 4.54% to $929.4 million at December 31, 1997, from $973.6 million at December 31, 1996. The decrease was centered in foreign loans which declined by $54 million in 1997. During 1996, total loans increased by $152.6 million or 18.58% from $821.1 million at December 31, 1995. The increase in 1996 reflected strong loan demand in that period. Total loans represented 61.35%, 64.39% and 61.97% of assets at December 31, 1997, 1996 and 1995, respectively. Total loans represented 71.37%, 73.75% and 71.01% of deposits at December 31, 1997, 1996 and 1995, respectively.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  11

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following table summarizes the loan portfolio by type of loan as of the dates indicated:


                                          AS OF DECEMBER 31,
                            -----------------------------------------------
                                     1997                    1996
                            ----------------------- -----------------------
                                            % OF                    % OF
                                           GROSS                   GROSS
                               AMOUNT      LOANS       AMOUNT      LOANS
                            ----------- ----------- ----------- -----------
                                        (Dollars In Thousands)
Domestic:
Commercial ................  $269,978    28.97%      $286,054    29.25%
Commercial real
  estate ..................   261,902    28.10        225,813    23.09
Construction ..............    48,434     5.20         38,761     3.96
Residential first
  mortgages ...............   154,864    16.62        133,005    13.60
Residential equity
  lines ...................    16,487     1.77         19,938     2.04
Consumer ..................    58,024     6.23         83,331     8.52
Overdrafts ................     5,352     0.57          3,722     0.38
Bankers'
  acceptances .............     4,357     0.47         20,826     2.14
---------------------------  --------   ------       --------   ------
Total domestic ............   819,398    87.93        811,450    82.98
---------------------------  --------   ------       --------   ------
Foreign:
Banks .....................    56,768     6.09        116,421    11.91
Bankers'
  acceptances .............     4,038     0.43         20,760     2.12
Government ................     1,000     0.11          3,000     0.31
Other .....................    50,721     5.44         26,213     2.68
---------------------------  --------   ------       --------   ------
Total foreign .............   112,527    12.07        166,394    17.02
---------------------------  --------   ------       --------   ------
Total gross loans .........   931,925   100.00%       977,844   100.00%
                                        ======                  ======
Unearned ..................    (2,515)                 (4,204)
                             --------                --------
Total loans ...............  $929,410                $973,640
                             ========                ========



                                                      AS OF DECEMBER 31,
                            -----------------------------------------------------------------------
                                     1995                    1994                    1993
                            ----------------------- ----------------------- -----------------------
                                            % OF                    % OF                    % OF
                                           GROSS                   GROSS                   GROSS
                               AMOUNT      LOANS       AMOUNT      LOANS       AMOUNT      LOANS
------------------------------------------------------------------------------------------------
                                                    (Dollars In Thousands)
Domestic:
Commercial ................  $287,080    34.81%      $202,921    30.26%      $207,962    32.22%
Commercial real
  estate ..................   181,887    22.05        165,102    24.62        141,146    21.87
Construction ..............    33,957     4.12         16,976     2.53         17,049     2.64
Residential first
  mortgages ...............   120,539    14.61         90,926    13.56         96,192    14.90
Residential equity
  lines ...................    17,458     2.12          9,829     1.47          4,701     0.73
Consumer ..................    85,226    10.33         72,668    10.84         62,810     9.73
Overdrafts ................     3,349     0.41          3,771     0.56          3,351     0.52
Bankers'
  acceptances .............        --     0.00            564     0.09            941     0.15
----------------------------------------------------------------------------------------------
Total domestic ............   729,496    88.45        562,757    83.93        534,152    82.76
----------------------------------------------------------------------------------------------
Foreign:
Banks .....................    66,469     8.06         74,591    11.12         58,739     9.10
Bankers'
  acceptances .............       220     0.03          5,236     0.78         12,986     2.01
Government ................     6,000     0.73          7,000     1.04          9,000     1.39
Other .....................    22,614     2.73         20,901     3.13         30,520     4.74
----------------------------------------------------------------------------------------------
Total foreign .............    95,303    11.55        107,728    16.07        111,245    17.24
----------------------------------------------------------------------------------------------
Total gross loans .........   824,799   100.00%       670,485   100.00%       645,397   100.00%
                                        ======                  ======                  ======
Unearned ..................    (3,709)                 (3,394)                 (3,984)
                             --------                --------                --------
Total loans ...............  $821,090                $667,091                $641,413
                             ========                ========                ========


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  12

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The contractual maturity ranges of the foreign, commercial and industrial and real estate loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1997 are summarized in the following table:

                                                                AS OF DECEMBER 31, 1997
                                               ----------------------------------------------------------
                                                ONE YEAR   BETWEEN ONE AND
                                                 OR LESS     FIVE YEARS     AFTER FIVE YEARS     TOTAL
-------------------------------------------------------------------------------------------------------
                                                                 (Dollars In Thousands)
Domestic:
 Commercial ..................................  $119,729      $130,758           $19,491       $269,978
 Commercial real estate ......................    35,587       179,789            46,526        261,902
 Construction loans ..........................    33,197        13,868             1,369         48,434
-------------------------------------------------------------------------------------------------------
  Total domestic .............................   188,513       324,415            67,386        580,314
-------------------------------------------------------------------------------------------------------
Foreign:
 Banks .......................................    56,768            --                --         56,768
 Bankers' acceptances ........................     4,038            --                --          4,038
 Government ..................................     1,000            --                --          1,000
 Other .......................................    50,721            --                --         50,721
-------------------------------------------------------------------------------------------------------
  Total foreign ..............................   112,527            --                --        112,527
-------------------------------------------------------------------------------------------------------
   Total .....................................  $301,040      $324,415           $67,386       $692,841
=======================================================================================================
Loans with a predetermined interest rate .....  $150,120      $221,155           $49,119       $420,394
Loans with a floating interest rate ..........   150,920       103,260            18,267        272,447
-------------------------------------------------------------------------------------------------------
   Total .....................................  $301,040      $324,415           $67,386       $692,841
=======================================================================================================

LOANS BY COUNTRY

The following table sets forth the distribution of Republic's gross loans by country of the borrower at the dates indicated.



                                                           AS OF DECEMBER 31,
                               --------------------------------------------------------------------------
                                        1997                      1996                      1995
                               -----------------------   -----------------------   ----------------------
                                           % OF GROSS                % OF GROSS                % OF GROSS
                                AMOUNT        LOANS       AMOUNT        LOANS       AMOUNT       LOANS
----------------------------------------------------------------------------------------------------
                                                         (Dollars In Millions)
United States ..............     $819      87.88%          $812      83.03%          $730      88.48%
Ecuador ....................       23       2.47             13       1.33             13       1.58
Brazil .....................       22       2.36             30       3.07             19       2.30
Peru .......................       18       1.93             21       2.15              8       0.97
Guatemala ..................        9       0.97             11       1.12             13       1.58
Panama .....................        7       0.75             11       1.12              4       0.48
Colombia ...................        1       0.10             12       1.23              8       0.97
Other(1) ...................       33       3.54             68       6.95             30       3.64
----------------------------------------------------------------------------------------------------
 Total Gross Loans .........     $932     100.00%          $978     100.00%          $825     100.00%
====================================================================================================

(1) "Other" consists of loans to borrowers in countries in which loans did not exceed the lesser of $11 million or one percent of total assets on the dates indicated.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  13

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

TOTAL CROSS-BORDER OUTSTANDINGS BY COUNTRY


The following table sets forth, at the dates indicated, the aggregate amount of Republic's cross-border outstandings (including foreign bonds, due from bank accounts and interest-earning deposits with other banks), as well as the percentage of such cross-border outstandings to total assets.



                                                  AS OF DECEMBER 31,
                      --------------------------------------------------------------------------
                               1997                      1996                      1995
                      -----------------------   -----------------------   ----------------------
                                  % OF TOTAL                % OF TOTAL                % OF TOTAL
                       AMOUNT       ASSETS       AMOUNT       ASSETS       AMOUNT       ASSETS
------------------------------------------------------------------------------------------------
                                                (Dollars In Millions)
Ecuador ...........   $ 23         1.52%          $ 13        0.86%         $ 13         0.98%
Brazil ............     22         1.45             30        1.98            19         1.44
Peru ..............     18         1.19             21        1.39             8         0.60
Guatemala .........      9         0.59             11        0.73            13         0.98
Panama ............      7         0.46             11        0.73             4         0.30
Colombia ..........      1         0.07             12        0.79             8         0.60
Other(1) ..........     35         2.31             70        4.63            57         4.31
----------------------------------------------------------------------------------------------
 Total ............   $115        7.59%           $168       11.11%         $122         9.21%
==============================================================================================

(1) "Other" consists of outstandings to borrowers in countries in which outstandings did not exceed the lesser of $11 million or one percent of total assets on the dates indicated.


NON-PERFORMING ASSETS


Non-performing assets at December 31, 1997 were $8.7 million compared to $5.3 million at December 31, 1996 and $7.9 million at December 31, 1995. This resulted in ratios of non-performing assets to total loans plus other real estate of 0.94%, 0.55% and 0.96% for 1997, 1996 and 1995, respectively.


The following table presents information regarding non-performing assets at the dates indicated:



                                                                             AS OF DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                        1997          1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars In Thousands)
Non-accrual loans ...............................   $5,863        $1,563        $4,066        $4,564        $9,283
Restructured loans ..............................      371           404           306           368           540
Accruing loans 90 days or more past due .........      451           957           303           130           459
Other real estate ...............................    2,047         2,411         3,247         3,041         3,855
------------------------------------------------------------------------------------------------------------------
 Total non-performing assets ....................   $8,732        $5,335        $7,922        $8,103       $14,137
==================================================================================================================
Non-performing assets to total loans and other
  real estate ...................................    0.94%         0.55%         0.96%         1.21%          2.19%
------------------------------------------------------------------------------------------------------------------

If Republic had recorded interest on non-accrual loans, interest income on loans would have increased by approximately $273,000, $226,000, $350,000, $700,000 and $900,000 in 1997, 1996, 1995, 1994 and 1993, respectively.

Effective January 1, 1995 Republic adopted SFAS No. 114, ACCOUNTING FOR CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--INCOME RECOGNITION AND DISCLOSURES. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Republic will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  14

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse affect on Republic's financial statements.

The following is a summary of impaired loans for the years ended December 31, 1997, 1996 and 1995:



                                     YEARS ENDED DECEMBER 31,
                                   ----------------------------
                                      1997     1996      1995
---------------------------------------------------------------
                                      (Dollars In Thousands)
Investment in impaired loans .....  $1,328    $  262   $3,215
Valuation allowance ..............     123         8      300
Average recorded investment in
   impaired loans ................   2,081     1,229    2,302
-------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an allowance established through charges to earnings in the form of a provision for loan losses. Management has established an allowance which it believes is adequate for estimated probable losses in the loan portfolio. A review of loan quality is performed by Republic's loan review department on an ongoing basis. Management's assessment of the required allowance amount is based on this evaluation and other factors such as the diversification in the loan portfolio, the effect of economic conditions on real estate values and borrowers' ability to repay, the amount of charge-offs for the period and the amount of non-performing loans and related collateral security. Charge-offs occur when loans are deemed uncollectible.

For 1997, net loan charge-offs totaled $5.1 million or 0.53% of average loans outstanding, compared to $2.2 million or 0.25% in net loan charge-offs during 1996. During 1997, Republic recorded a provision for loan losses of $5.6 million compared with $2.4 million for 1996. At December 31, 1997, the allowance totaled $12.0 million, or 1.29% of total loans. Republic made a provision for loan losses of $2.4 million during 1996 as compared to a provision of $890,000 for 1995. At December 31, 1996, the allowance aggregated $11.6 million or 1.19% of total loans compared to $11.4 million, or 1.39% of total loans at December 31, 1995.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:



                                                                            YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------------------------
                                                           1997         1996          1995         1994         1993
------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars In Thousands)
Average loans outstanding ............................  $973,136      $872,094      $735,318    $635,555      $627,929
======================================================================================================================
Total loans outstanding at end of period .............  $929,410      $973,640      $821,090    $667,091      $641,413
======================================================================================================================
Allowance for loan losses at beginning of period .....  $ 11,578      $ 11,411      $ 11,680    $ 11,563      $ 10,022
Provision for loan losses ............................     5,566         2,381           890       2,500         2,450
Allowance from acquired bank .........................        --            --           701          --            --
Charge-offs:
 Commercial and industrial ...........................    (3,898)       (1,182)         (690)     (1,487)         (595)
 Real estate .........................................      (275)           (1)         (131)       (864)         (625)
 Consumer ............................................    (2,342)       (2,058)       (1,241)       (732)         (314)
 Foreign banks .......................................        --            --          (521)       (210)           (5)
Recoveries:
 Commercial and industrial ...........................       646           400           261         320           372
 Real estate .........................................        21            17            21          82            41
 Consumer ............................................       703           610           441         298           212
 Foreign banks .......................................        --            --            --         210             5
------------------------------------------------------------------------------------------------------------------------
Net loan-charge-offs .................................    (5,145)       (2,214)       (1,860)     (2,383)         (909)
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of period ...........  $ 11,999      $ 11,578      $ 11,411    $ 11,680      $ 11,563
======================================================================================================================
Ratio of allowance to end of period loans ............      1.29%         1.19%         1.39%       1.75%         1.80%
Ratio of net loan charge-offs to average loans .......      0.53          0.25          0.25        0.37          0.14
Ratio of allowance to end of period
  non-performing loans ...............................    179.49        395.96        244.09      230.74        112.46
------------------------------------------------------------------------------------------------------------------------

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  15

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.



                                                                AS OF DECEMBER 31,
                                       --------------------------------------------------------------------
                                                1997                   1996                   1995
                                       ---------------------- ---------------------- ----------------------
                                                      % OF                   % OF                   % OF
                                                     GROSS                  GROSS                  GROSS
                                         AMOUNT      LOANS      AMOUNT      LOANS      AMOUNT      LOANS
-----------------------------------------------------------------------------------------------------------
                                                              (Dollars In Thousands)
Balance of allowance for loan
 losses applicable to:
Domestic:
 Commercial ..........................  $ 5,702    28.97%      $ 5,464    29.25%      $ 3,921    34.81%
 Commercial real estate ..............      812    28.10           498    23.09         1,138    22.05
 Construction ........................       63     5.20            58     3.96            61     4.12
 Residential first mortgages .........      478    16.62           185    13.60           254    14.61
 Residential equity lines ............      112     1.77            66     2.04            28     2.12
 Consumer ............................    1,202     6.23         1,164     8.52           825    10.33
 Overdrafts ..........................      368     0.57           150     0.38            78     0.41
 Bankers' acceptances ................       --     0.47            --     2.14            --       --
------------------------------------------------------------------------------------------------------
  Total domestic .....................    8,737    87.93         7,585    82.98         6,305    88.45
------------------------------------------------------------------------------------------------------
Foreign:
 Banks ...............................      392     6.09           943    11.91           597     8.06
 Bankers' acceptances ................       --     0.43            --     2.12            --     0.03
 Government ..........................       11     0.11            20     0.31            52     0.73
 Other ...............................      253     5.44            51     2.68            --     2.73
------------------------------------------------------------------------------------------------------
  Total foreign ......................      656    12.07         1,014    17.02           649    11.55
------------------------------------------------------------------------------------------------------
Unallocated: .........................    2,606                  2,979                  4,457
                                        -------                -------                -------
  Total allowance for
    loan losses ......................  $11,999   100.00%      $11,578   100.00%      $11,411   100.00%
======================================================================================================



                                                    AS OF DECEMBER 31,
                                       ---------------------------------------------
                                                1994                   1993
                                       ---------------------- ----------------------
                                                      % OF                   % OF
                                                     GROSS                  GROSS
                                         AMOUNT      LOANS      AMOUNT      LOANS
------------------------------------------------------------------------------------
                                                  (Dollars In Thousands)
Balance of allowance for loan
 losses applicable to:
Domestic:
 Commercial ..........................  $ 3,693    30.26%      $ 5,579    32.22%
 Commercial real estate ..............      797    24.62         1,070    21.87
 Construction ........................      115     2.53           226     2.64
 Residential first mortgages .........      196    13.56           377    14.90
 Residential equity lines ............       13     1.47            16     0.73
 Consumer ............................      781    10.84           417     9.73
 Overdrafts ..........................       95     0.56           115     0.52
 Bankers' acceptances ................       --     0.09            --     0.15
-------------------------------------------------------------------------------
  Total domestic .....................    5,690    83.93         7,800    82.76
-------------------------------------------------------------------------------
Foreign:
 Banks ...............................    1,321    11.12           698     9.10
 Bankers' acceptances ................       --     0.78            --     2.01
 Government ..........................       79     1.04            57     1.39
 Other ...............................       --     3.13           198     4.74
-------------------------------------------------------------------------------
  Total foreign ......................    1,400    16.07           953    17.24
-------------------------------------------------------------------------------
Unallocated: .........................    4,590                  2,810
                                        -------                -------
  Total allowance for
    loan losses ......................  $11,680   100.00%      $11,563   100.00%
===============================================================================

SECURITIES

Republic uses its securities portfolio primarily as a source of liquidity and secondarily as a source of income. At December 31, 1997, debt securities totaled $373.0 million, an increase of $41.6 million from $331.2 million at December 31, 1996. The increase occurred primarily in United States agency and corporation securities. During 1996, securities increased $11.1 million from $320.1 million at December 31, 1995. The yield on the securities portfolio was 6.27%, 6.04% and 5.97% for 1997, 1996 and 1995, respectively. Portfolio volume fluctuations reflected the impact of loan demand and liquidity needs.


Investments in debt securities are classified as held-to-maturity or as available for sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments and Debt and Equity Securities. Republic does not have a trading account.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  16

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following table summarizes the amortized cost of investment securities held by Republic as of the dates shown:



                                                                   AS OF DECEMBER 31,
                                                           -----------------------------------
                                                               1997        1996        1995
----------------------------------------------------------------------------------------------
                                                                 (Dollars In Thousands)
United States Treasury securities ........................  $167,800    $203,096    $190,096
Securities of the United States agencies and corporations    173,368      89,956      71,275
Securities issued by states and political subdivisions ...    29,278      35,895      30,909
Other debt securities ....................................       700         600      26,676
Federal Reserve Bank stock ...............................     1,219       1,219         599
--------------------------------------------------------------------------------------------
 Total securities ........................................  $372,365    $330,766    $319,555
============================================================================================

The following table summarizes the carrying value and classification of debt securities as of the dates shown:



                                     AS OF DECEMBER 31,
                             -----------------------------------
                                 1997        1996        1995
----------------------------------------------------------------
Available-for-sale .........  $159,928    $168,894    $161,673
Held-to-maturity ...........   213,060     162,310     158,411
--------------------------------------------------------------
 Total securities ..........  $372,988    $331,204    $320,084
==============================================================

The following table presents the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:




                                        DECEMBER 31,1997                                 December 31, 1996
                        ------------------------------------------------ -------------------------------------------------
                                        GROSS        GROSS     ESIMATED                  Gross        Gross     Estimated
                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR     Amortized   Unrealized   Unrealized      Fair
                            COST        GAIN         LOSS        VALUE       Cost        Gain         Loss        Value
--------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars In Thousands)
United States
 Treasury
 securities ........... $118,162        $535        $   --    $118,697   $117,238        $169       $   (23)   $117,384
Securities of the
 United States
 agencies and
 corporations .........   41,143         137           (49)     41,231     51,218         430          (138)     51,510
-----------------------------------------------------------------------------------------------------------------------
  Total ............... $159,305        $672        $  (49)   $159,928   $168,456        $599       $  (161)   $168,894
=======================================================================================================================



                                       DECEMBER 31, 1995
                        ------------------------------------------------
                                        GROSS        GROSS     ESTIMATED
                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                            COST        GAIN         LOSS        VALUE
------------------------------------------------------------------------
                                     (Dollars In Thousands)
United States
 Treasury
 securities ........... $105,867        $293        $ (103)   $106,057
Securities of the
 United States
 agencies and
 corporations .........   55,277         403           (64)     55,616
----------------------------------------------------------------------
  Total ............... $161,144        $696        $ (167)   $161,673
======================================================================


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  17

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following table presents the amortized cost of securities classified as held-to-maturity and their approximate fair values as of the dates shown:



                                        DECEMBER 31, 1997                                 DECEMBER 31, 1996
                        ------------------------------------------------- -------------------------------------------------
                                        GROSS        GROSS     ESTIMATED                  GROSS        GROSS     ESTIMATED
                         AMORTIZED   UNREALIZED   UNREALIZED      FAIR     AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                            COST        GAIN         LOSS        VALUE        COST        GAIN         LOSS        VALUE
---------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars In Thousands)
United States Treasury
 securities ........... $ 49,638       $  347       $   --    $ 49,985    $ 85,858       $  952      $  (13)    $ 86,797
Securities of the
 United States
 agencies and
 corporations .........  132,225          273          (58)    132,440      38,738           16        (196)      38,558
Securities issued by
 states and political
 subdivisions .........   29,278          933           --      30,211      35,895          597          (4)      36,488
Other debt
 securities ...........      700           --           --         700         600           --          --          600
Federal Reserve
 Bank stock. ..........    1,219           --           --       1,219       1,219           --          --        1,219
------------------------------------------------------------------------------------------------------------------------
Total ................. $213,060       $1,553       $  (58)   $214,555    $162,310       $1,565      $ (213)    $163,662
========================================================================================================================



                                       DECEMBER 31, 1995
                        ------------------------------------------------
                                        GROSS        GROSS     ESTIMATED
                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                            COST        GAIN         LOSS        VALUE
------------------------------------------------------------------------
                                     (Dollars In Thousands)
United States Treasury
 securities ........... $ 84,229       $2,550       $   --    $ 86,779
Securities of the
 United States
 agencies and
 corporations .........   15,998           43         (136)     15,905
Securities issued by
 states and political
 subdivisions .........   30,909          895          (10)     31,794
Other debt
 securities ...........   26,676           28           --      26,704
Federal Reserve
 Bank stock. ..........      599           --           --         599
----------------------------------------------------------------------
Total ................. $158,411       $3,516       $ (146)   $161,781
======================================================================

The following table summarizes the contractual maturity of investment securities at amortized cost (including federal funds sold and other temporary investments) and their weighted average yields. No tax equivalent adjustments were made.



                                                      AS OF DECEMBER 31, 1997
                                            --------------------------------------------
                                                                      AFTER ONE YEAR
                                                                        BUT WITHIN
                                               WITHIN ONE YEAR          FIVE YEARS
                                            ---------------------- ---------------------
                                               AMOUNT      YIELD     AMOUNT      YIELD
----------------------------------------------------------------------------------------
                                                       (Dollars In Thousands)
United States Treasury securities ......... $118,162        6.19%  $ 49,638       6.14%
Securities of other United States agencies
 and corporations .........................   29,870        6.80    128,659       6.56
Securities issued by states and political
 subdivisions .............................    4,057        4.55      1,296       4.66
Other debt securities .....................       --          --        400       7.60
--------------------------------------------------------------------------------------
 Total debt securities ....................  152,089        6.27    179,993       6.43
Federal Reserve Bank stock ................       --          --         --         --
Federal funds sold ........................   76,038        6.43         --         --
Temporary investments .....................      873        3.36         --         --
--------------------------------------------------------------------------------------
 Total .................................... $229,000        6.31%  $179,993       6.43%
======================================================================================



                                                                AS OF DECEMBER 31, 1997
                                            ----------------------------------------------------------------
                                              AFTER FIVE YEARS
                                                 BUT WITHIN
                                                 TEN YEARS         AFTER TEN YEARS
                                            -------------------- --------------------
                                              AMOUNT     YIELD     AMOUNT     YIELD      TOTAL       YIELD
                                            ---------- --------- ---------- --------- ----------- ----------
                                                                 (Dollars In Thousands)
United States Treasury securities ......... $    --         --   $    --         --   $167,800        6.18%
Securities of other United States agencies
 and corporations .........................   8,495       6.56     6,344       6.64    173,368        6.60
Securities issued by states and political
 subdivisions .............................  11,484       5.24    12,441       5.41     29,278        5.19
Other debt securities .....................     300       6.98        --         --        700        7.33
----------------------------------------------------------------------------------------------------------
 Total debt securities ....................  20,279       5.82    18,785       5.83    371,146        6.30
Federal Reserve Bank stock ................      --         --     1,219       6.00      1,219        6.00
Federal funds sold ........................      --         --        --         --     76,038        6.43
Temporary investments .....................      --         --        --         --        873        3.36
----------------------------------------------------------------------------------------------------------
 Total .................................... $20,279       5.82%  $20,004       5.84%  $449,276        6.32%
==========================================================================================================

DERIVATIVES

At December 31, 1997, Republic did not have off-balance sheet derivative contracts outstanding. Republic does engage in a nominal amount of foreign exchange contracts primarily as an accommodation to commercial customer needs. The investment portfolio at December 31, 1997 included a $25 million par value United States government agency inverse floater maturing in February 1998. The portfolio also contains securities with callable options.

DEPOSITS


Customer deposits are the primary funding sources of Republic. The company relies primarily on competitive pricing and customer service to attract and retain deposits. There are no brokered deposits.


Average total deposits during 1997 increased to $1,321.2 million from $1,221.4 million in 1996, an increase of $99.8 million or 8.17%. The increase resulted primarily from


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  18

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

growth in average interest bearing time deposits which grew by 18.1% in 1997. Average total deposits in 1996 increased from $1,105.4 million in 1995, an increase of $116.0 million or 10.49%. The increase resulted from internal growth, primarily in time deposits, and the acquisition of the Plaza Bank of Miami in June 1995.

Republic's ratios of average non-interest bearing demand deposits to average total deposits for the years ended December 31, 1997, 1996, and 1995 were 20.23%, 21.65% and 22.39%, respectively.

Total deposits at year end 1997 had declined to $1,302.2 million from $1,320.1 million at year end 1996 or 1.4%. Total deposits at year end 1996 had increased 14.2% from $1,156.3 at year end 1995. The decline in deposits at year end 1997 from year end 1996 reflected changes in deposit pricing strategies following the decline in loan demand in the second half of 1997.

The daily average balances and weighted average interest rates paid on deposits for each of the years ended December 31, 1997, 1996 and 1995 are presented below:


                                                       YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------------------
                                               1997                               1996
                                ---------------------------------- -----------------------------------
                                                  %                                   %
                                   AMOUNT     OF TOTAL     RATE        AMOUNT     OF TOTAL     RATE
------------------------------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Interest bearing demand
 deposits .....................  $   63,156      4.78%      1.52%   $   66,229       5.42%      1.67%
Savings .......................     132,595     10.04       2.94       135,568      11.09       2.97
Money market ..................     115,394      8.73       2.71       126,150      10.33       2.74
State, county and municipal
 certificates of deposit ......      30,999      2.35       5.53        18,907       1.55       5.36
Time deposits less than
 $100,000......................     432,401     32.73       5.39       351,090      28.75       5.22
Time deposits $100,000
 and over .....................     238,526     18.05       5.42       217,622      17.82       5.26
International banking
 facility deposits ............      40,859      3.09       5.24        41,420       3.39       5.12
----------------------------------------------------------------------------------------------------
 Total interest bearing
   deposits ...................   1,053,930     79.77       4.56       956,986      78.35       4.31
Non-interest bearing
 deposits .....................     267,258     20.23         --       264,364      21.65         --
----------------------------------------------------------------------------------------------------
 Total deposits ...............  $1,321,188    100.00%      3.64%   $1,221,350     100.00%      3.38%
====================================================================================================



                                     YEARS ENDED DECEMBER 31,
                                -----------------------------------
                                               1995
                                -----------------------------------
                                                   %
                                    AMOUNT     OF TOTAL     RATE
-------------------------------------------------------------------
                                      (Dollars in thousands)
Interest bearing demand
 deposits .....................  $   65,124       5.89%      2.01%
Savings .......................     137,008      12.39       3.11
Money market ..................     133,111      12.04       2.8
State, county and municipal
 certificates of deposit ......       2,879       0.26       5.58
Time deposits less than
 $100,000......................     298,758      27.03       5.26
Time deposits $100,000
 and over .....................     186,453      16.87       5.32
International banking
 facility deposits ............      34,550       3.13       5.87
-----------------------------------------------------------------
 Total interest bearing
   deposits ...................     857,883      77.61       4.32
Non-interest bearing
 deposits .....................     247,499      22.39         --
-----------------------------------------------------------------
 Total deposits ...............  $1,105,382     100.00%      3.35%
=================================================================

The following table sets forth the amount of Republic's time deposits that are $100,000 or greater by time remaining until maturity (includes international banking facility deposits and state, county and municipal certificates of deposit that are $100,000 or greater):


                                           DECEMBER 31, 1997
---------------------------------------------------------------
                                         (Dollars in thousands)
3 months or less ......................         $115,603
Between 3 months and 6 months .........           63,599
Between 6 months and 1 year ...........           91,091
Over 1 year ...........................           18,006
--------------------------------------------------------
 Total ................................         $288,299
========================================================

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  19

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

As part of its funding process, Republic obtains deposits from customers domiciled in other countries, primarily in Latin America. The following table sets forth the amounts of deposits by country from customers domiciled outside of the United States as of the dates indicated, as well as the composition of such deposits by deposit type.


                                                               AS OF DECEMBER 31,
                                                            -------------------------
                                                             1997     1996      1995
-------------------------------------------------------------------------------------
                                                              (Dollars In Millions)
COUNTRY:
Venezuela ...............................................   $ 91     $ 73     $ 89
Ecuador .................................................     39      119       72
Spain ...................................................     17       10       21
Costa Rica ..............................................     16       18       19
Dominican Republic ......................................     16       10       17
Mexico ..................................................     15       15       21
Brazil ..................................................     13       11       10
Guatemala ...............................................     13       11       13
Argentina ...............................................     11        9        8
Colombia ................................................     11       10       12
Panama ..................................................     10        8       14
Honduras ................................................      9        8       13
El Salvador .............................................      8        6        9
British West Indies .....................................      4       10        6
Other ...................................................     43       37       40
----------------------------------------------------------------------------------
 Total foreign deposits .................................   $316     $355     $364
==================================================================================
COMPOSITION BY DEPOSIT TYPE:
Certificates of deposit and other time deposits .........   $176     $176     $182
Other ...................................................    140      179      182
----------------------------------------------------------------------------------
 Total foreign deposits .................................   $316     $355     $364
==================================================================================

MARKET RISK, INTEREST RATE SENSITIVITY
AND LIQUIDITY

Republic's fund management policy provides management with guidance for effective funds management. Republic has established a measurement system for monitoring its net interest rate sensitivity position. Republic manages it within established guidelines. The Asset/Liability Management committee reviews Republic's interest rate risk and balance sheet mix position on a regular basis.

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and re-pricing relationships between interest earning assets and interest bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of interest-earning assets maturing or re-pricing within a given period exceeds the amount of its interest-bearing liabilities maturing or re-pricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or re-pricing within a given period exceeds the amount of its interest-earning assets maturing or re-pricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect adversely net interest income, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  20

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

The following table sets forth an interest rate sensitivity analysis. The table presents projected cash flows and related weighted average rates by expected repayment dates at December 31, 1997:


                                                 VOLUMES SUBJECT TO REPRICING WITHIN
                                              ------------------------------------------
                                                  1 YEAR       1-2 YEARS     2-3 YEARS
----------------------------------------------------------------------------------------
                                                        (Dollars In Thousands)
INTEREST EARNING ASSETS:
 Federal funds sold and other
   temporary investments .................... $  76,911      $    --       $    --
  Average interest yield ....................      6.40%          --            --
 Taxable securities .........................   219,779      111,076        10,920
  Average interest yield ....................      6.38%        6.33%         6.33%
 Tax-exempt securities ......................     8,831          570         1,123
  Average interest yield ....................      4.98%        4.70%         4.99%
 Total loans ................................   513,365       68,612        42,641
  Average interest yield ....................      9.03%        8.92%         9.06%
----------------------------------------------------------------------------------
 Total interest earning assets ..............   818,886      180,258        54,684
----------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
 Demand, money market and
   savings deposits .........................   305,136           --            --
  Average interest rate .....................      2.66%          --            --
 Certificates of deposit and other
   time deposits ............................   701,624       28,976         3,982
  Average interest rate .....................      5.55%        5.80%         6.88%
----------------------------------------------------------------------------------
 Total interest bearing deposits ............ 1,006,760       28,976         3,982
----------------------------------------------------------------------------------
 Federal funds purchased and
   securities sold under
   repurchase agreements ....................    45,594           --            --
  Average interest rate .....................      4.93%          --            --
 Other borrowings ...........................    10,573           --            --
  Average interest rate .....................      6.09%          --            --
----------------------------------------------------------------------------------
 Total interest bearing liabilities ......... 1,062,927       28,976         3,982
----------------------------------------------------------------------------------
Period GAP ..................................  (244,041)      151,282       50,702
Cumulative GAP ..............................  (244,041)      (92,759)      (42,057)
Period GAP to total assets ..................    (16.11)%       9.99%         3.35%
Cumulative GAP to total assets ..............    (16.11)%      (6.12)%       (2.78)%
Cumulative interest earning assets
 to cumulative interest bearing
 liabilities ................................     77.04%       91.50%        96.16%
----------------------------------------------------------------------------------



                                                            VOLUMES SUBJECT TO REPRICING WITHIN
                                              ---------------------------------------------------------------
                                                                                                  ESTIMATED
                                                                          OVER                       FAIR
                                               3-4 YEARS   4-5 YEARS    5 YEARS       TOTAL         VALUE
-------------------------------------------------------------------------------------------------------------
                                                                  (Dollars In Thousands)
INTEREST EARNING ASSETS:
 Federal funds sold and other
   temporary investments .................... $   --      $    --     $    --     $  76,911     $  76,911
  Average interest yield ....................     --           --          --          6.40%
 Taxable securities .........................    200          100       1,635       343,710       344,272
  Average interest yield ....................   7.10%        6.75%       6.48%         6.36%
 Tax-exempt securities ......................  2,180        2,456      14,118        29,278        30,211
  Average interest yield ....................   5.31%        5.32%       5.32%         5.19%
 Total loans ................................ 68,577       93,117     143,098       929,410       933,697
  Average interest yield ....................   8.91%        8.76%       8.37%         8.91%
---------------------------------------------------------------------------------------------------------
 Total interest earning assets .............. 70,957       95,673     158,851     1,379,309     1,385,091
---------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
 Demand, money market and
   savings deposits .........................     --           --          --       305,136       305,136
  Average interest rate .....................     --           --          --          2.66%
 Certificates of deposit and other
   time deposits ............................    372          420          32       735,406       737,590
  Average interest rate .....................   5.56%        6.35%       5.26%         5.57%
---------------------------------------------------------------------------------------------------------
 Total interest bearing deposits ............    372          420          32     1,040,542     1,042,726
---------------------------------------------------------------------------------------------------------
 Federal funds purchased and
   securities sold under
   repurchase agreements ....................     --           --          --        45,594        45,594
  Average interest rate .....................     --           --          --          4.93%
 Other borrowings ...........................     --           --          --        10,573        10,573
  Average interest rate .....................     --           --          --          6.09%
---------------------------------------------------------------------------------------------------------
 Total interest bearing liabilities .........    372          420          32     1,096,709     1,098,893
---------------------------------------------------------------------------------------------------------
Period GAP .................................. 70,585       95,253     158,819       282,600
Cumulative GAP .............................. 28,528      123,781     282,600
Period GAP to total assets ..................   4.66%        6.29%      10.48%
Cumulative GAP to total assets ..............   1.88%        8.17%      18.65%
Cumulative interest earning assets
 to cumulative interest bearing
 liabilities ................................ 102.60%      111.29%     125.77%
------------------------------------------------------------------------------

Shortcomings are inherent in GAP analysis since certain assets and liabilities may not move proportionately as interest rates change. Consequently, in addition to GAP analysis, Republic uses a simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet. Based on Republic's December 31, 1997 simulation analysis, Republic estimates that a 200 basis point rise or decline in interest rates over the next twelve month period would have an impact of less than 3% on its net interest income for the same period.

Liquidity for a bank represents the ability to meet loan commitments, deposit withdrawals and other operating needs. Liquidity needs can be met by converting liquid assets to cash or by attracting new deposits or other sources of funding. Factors affecting a bank's ability to meet its liquidity needs include its asset and liability needs, capital resources, credit standing and general economic conditions. Republic meets its liquidity needs through its asset and liability management process. Temporary investments and debt securities are primary sources of


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  21

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS--(CONTINUED)

liquidity along with deposit generating programs. Additional sources of liquidity are provided by loan repayments and other borrowing sources.


CAPITAL RESOURCES

Capital management consists of providing equity to support both current and future operations. Republic is subject to capital adequacy requirements imposed by the Federal Reserve Board and its subsidiary bank is subject to capital adequacy requirements imposed by the Office of the Comptroller of the Currency. Both regulatory bodies have adopted risk based capital requirements that define capital and establish minimum capital requirements in relation to asset risk and off-balance sheet risk classifications. Assets and off-balance sheet items are assigned to broad risk categories each with appropriate relative weights. Capital is categorized into two tiers by the regulatory agencies, with limits set for each tier. Based on its present capital structure, Republic's Tier 1 capital consists of the sum of its tangible equity capital and the similar interest of minority shareholders in its subsidiary bank, subject to certain adjustments. Its Tier 2 capital consists of a limited portion of its allowance for loan losses. An additional leverage requirement has been imposed which is based on the ratio of Tier 1 capital to adjusted quarterly average assets. Standards and actual capital ratios at December 31, 1997 are reflected in the table that follows.


Stockholders' equity increased to $146.1 million at December 31, 1997 from $124.7 million at December 31, 1996, an increase of $21.4 million or 17.19%. This reflects net income of $18.3 million and dividends paid of $9.8 million as well as the issuance of shares of common stock issued in exchange for subsidiary bank shares in 1997. During 1996, stockholders' equity increased by $8.6 million or 7.36%, from $116.1 million at December 31, 1995. This reflects net income of $18.0 million and dividends paid of $9.4 million.

The following table provides a comparison of Republic's and its subsidiary bank's leverage and risk-weighted capital ratios as of December 31, 1997 to the minimum and well-capitalized regulatory standards:



                                                                                            Actual Ratio
                                              MINIMUM REQUIRED     WELL-CAPITALIZED     AT DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------
REPUBLIC:
 Leverage ratio ..........................          3.00%(1)             N/A                    8.96%
 Tier 1 risk-based capital ratio .........           4.00                 6.00%                15.01
 Risk-based capital ratio ................           8.00                10.00                 16.26
THE BANK:
 Leverage ratio ..........................          3.00%(2)              5.00%                 8.90%
 Tier 1 risk-based capital ratio .........           4.00                 6.00                 14.99
 Risk-based capital ratio ................           8.00                10.00                 16.24
----------------------------------------------------------------------------------------------------

(1) The FRB may require Republic to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The OCC may require the Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  22

--------------------------------------------------------------------------------
 CONSOLIDATED BALANCE SHEETS


                                                                              December 31,
                                                                       ---------------------------
                                                                            1997          1996
                                                                       ------------- -------------
                                                                       (In Thousands, Except Share
                                                                                Amounts)
                                ASSETS
Cash and cash equivalents:
Non-interest earning .................................................  $   49,362    $   58,124
Federal funds sold ...................................................      76,038        71,056
----------------------------------------------------------------------  ----------    ----------
                                                                           125,400       129,180
Interest earning deposits in other banks .............................         873         5,880
Held-to-maturity securities (market value of $214,555 and $163,662
 at December 31, 1997 and 1996, respectively) ........................     213,060       162,310
Available-for-sale securities ........................................     159,928       168,894
Loans receivable, net ................................................     917,411       962,062
Premises and equipment, net ..........................................      58,737        48,349
Customers' acceptance liability ......................................       3,313         4,289
Accrued interest receivable ..........................................      12,941        12,159
Other real estate owned ..............................................       2,047         2,411
Deferred taxes .......................................................       3,852         3,818
Other assets .........................................................       4,829         3,424
Goodwill and other intangibles .......................................      12,615         9,175
----------------------------------------------------------------------  ----------    ----------
Total assets .........................................................  $1,515,006    $1,511,951
======================================================================  ==========    ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing .................................................  $  261,675    $  263,523
Interest bearing:
NOW and money market .................................................     177,539       183,930
Savings ..............................................................     127,597       134,511
Time .................................................................     735,406       738,162
----------------------------------------------------------------------  ----------    ----------
                                                                         1,302,217     1,320,126
Securities sold under repurchase agreements ..........................      45,594        28,918
Other short-term borrowings ..........................................      10,573        16,679
Acceptances outstanding ..............................................       3,313         4,289
Accrued interest payable .............................................       2,763         2,427
Income taxes payable .................................................         383         1,746
Other liabilities ....................................................       2,684         3,803
----------------------------------------------------------------------  ----------    ----------
Total liabilities ....................................................   1,367,527     1,377,988
----------------------------------------------------------------------  ----------    ----------
Commitments and contingencies (Notes 5, 12 and 13) ...................          --            --
----------------------------------------------------------------------  ----------    ----------
Minority interest in consolidated subsidiary .........................       1,348         9,270
----------------------------------------------------------------------  ----------    ----------
Stockholders' equity:
Common stock--authorized 50,000,000 shares of $0.01 par value;
 20,093,129 shares issued and outstanding in 1997 and
 18,872,904 shares issued and outstanding in 1996 ....................         201           189
Capital surplus ......................................................      99,240        86,469
Retained earnings ....................................................      46,311        37,785
Net unrealized gain on available-for-sale securities, net of tax .....         379           250
----------------------------------------------------------------------  ----------    ----------
Total stockholders' equity ...........................................     146,131       124,693
----------------------------------------------------------------------  ----------    ----------
Total liabilities and stockholders' equity ...........................  $1,515,006    $1,511,951
======================================================================  ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  23

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Years Ended December 31,
                                                         --------------------------------
                                                            1997       1996       1995
                                                         ---------- ---------- ----------
                                                           (In Thousands, Except Share
                                                                     Amounts)
Interest income:
Interest and fees on loans .............................  $ 88,823   $ 79,897   $ 70,077
Investment securities:
Taxable interest .......................................    19,536     17,893     18,447
Tax exempt interest ....................................     1,903      1,874      2,340
Interest on federal funds sold .........................     4,057      3,645      2,910
Interest on deposits in other banks ....................       182        825      1,282
--------------------------------------------------------  --------   --------   --------
Total interest income ..................................   114,501    104,134     95,056
--------------------------------------------------------  --------   --------   --------
Interest expense:
Deposits ...............................................    48,088     41,282     37,062
Securities sold under repurchase agreements ............     2,383      1,512      1,105
Other borrowings .......................................       503        455        244
--------------------------------------------------------  --------   --------   --------
Total interest expense .................................    50,974     43,249     38,411
--------------------------------------------------------  --------   --------   --------
Net interest income ....................................    63,527     60,885     56,645
Provision for loan losses ..............................     5,566      2,381        890
--------------------------------------------------------  --------   --------   --------
Net interest income after provision for loan losses ....    57,961     58,504     55,755
--------------------------------------------------------  --------   --------   --------
Non-interest income:
Service charges on deposit accounts ....................    12,070     12,960     12,722
Other charges, commissions and fees ....................    11,703     11,270      9,921
Gain (loss) on sale of securities ......................        --          1       (185)
--------------------------------------------------------  --------   --------   --------
                                                            23,773     24,231     22,458
                                                          --------   --------   --------
Non-interest expenses:
Salaries and wages .....................................    21,217     21,664     21,638
Employee benefits ......................................     5,489      5,111      5,834
Occupancy expense ......................................     5,771      4,962      4,661
Furniture and equipment expense ........................     2,722      2,793      2,375
Other real estate owned expense ........................       223        111        478
Other ..................................................    17,167     18,376     15,035
--------------------------------------------------------  --------   --------   --------
                                                            52,589     53,017     50,021
                                                          --------   --------   --------
Income before provision for income taxes ...............    29,145     29,718     28,192
Provision for income taxes .............................     9,617     10,324      9,103
--------------------------------------------------------  --------   --------   --------
Income before minority interest ........................    19,528     19,394     19,089
Minority interest ......................................    (1,188)    (1,350)    (1,330)
--------------------------------------------------------  --------   --------   --------
Net income .............................................  $ 18,340   $ 18,044   $ 17,759
========================================================  ========   ========   ========
Basic and fully diluted earnings per share .............  $   0.96   $   0.96   $   0.94
========================================================  ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

24  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                 Years Ended December 31, 1997, 1996
                                                              and 1995
                                                 -----------------------------------
                                                       Common Stock
                                                 -------------------------
                                                     Shares
                                                   Issued and      Par      Capital
                                                  Outstanding     Value     Surplus
                                                 ------------- ----------- ---------
                                                           (In Thousands)
Balance at December 31, 1994 ...................     15,728     $   7,864   $59,444
Cash dividend ..................................         --            --        --
Net income .....................................         --            --        --
Net change in unrealized loss on
 available-for-sale securities, net of tax .....         --            --        --
------------------------------------------------     ------     ---------   -------
Balance at December 31, 1995 ...................     15,728         7,864    59,444
Stock dividend .................................      3,145         1,573    17,777
Cash dividend ..................................         --            --        --
Net income .....................................         --            --        --
Net change in unrealized gain on
 available-for-sale securities, net of tax .....         --            --        --
------------------------------------------------     ------     ---------   -------
Balance at December 31, 1996 ...................     18,873         9,437    77,221
Cash dividend ..................................         --            --        --
Net income .....................................         --            --        --
Shares issued to acquire shares of minority
 interest in subsidiary ........................      1,220           610    12,173
Net change in unrealized gain on
 available-for-sale securities, net of tax .....         --            --        --
Change in par value ............................         --        (9,846)    9,846
------------------------------------------------     ------     ---------   -------
BALANCE AT DECEMBER 31, 1997 ...................     20,093     $     201   $99,240
================================================     ======     =========   =======

                                                   Years Ended December 31, 1997, 1996 and 1995
                                                 ------------------------------------------------
                                                                 Unrealized Gain
                                                                    (Loss) on           Total
                                                   Retained    Available-for-Sale   Stockholders'
                                                   Earnings      Securities, Net       Equity
                                                 ------------ -------------------- --------------
                                                                  (In Thousands)
Balance at December 31, 1994 ...................  $   35,489        $ (2,350)         $100,447
Cash dividend ..................................      (4,718)             --            (4,718)
Net income .....................................      17,759              --            17,759
Net change in unrealized loss on
 available-for-sale securities, net of tax .....          --           2,652             2,652
------------------------------------------------- ----------        --------          --------
Balance at December 31, 1995 ...................      48,530             302           116,140
Stock dividend .................................     (19,350)             --                --
Cash dividend ..................................      (9,439)             --            (9,439)
Net income .....................................      18,044              --            18,044
Net change in unrealized gain on
 available-for-sale securities, net of tax .....          --             (52)              (52)
------------------------------------------------- ----------        --------          --------
Balance at December 31, 1996 ...................      37,785             250           124,693
Cash dividend ..................................      (9,814)             --            (9,814)
Net income .....................................      18,340              --            18,340
Shares issued to acquire shares of minority
 interest in subsidiary ........................          --              29            12,812
Net change in unrealized gain on
 available-for-sale securities, net of tax .....          --             100               100
Change in par value ............................          --              --                --
------------------------------------------------- ----------        --------          --------
BALANCE AT DECEMBER 31, 1997 ...................  $   46,311        $    379          $146,131
================================================= ==========        ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  25

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years Ended December 31,
                                                                                      ---------------------------------------
                                                                                           1997         1996         1995
                                                                                      ------------- ------------ ------------
                                                                                                  (In Thousands)
Cash flows from operating activities:
Net income ..........................................................................  $   18,340    $   18,044   $  17,759
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest in consolidated subsidiary ........................................       1,188         1,350       1,330
Depreciation and amortization .......................................................       2,714         1,859       1,855
Investment (accretion) amortization, net ............................................        (797)         (167)         75
Amortization of goodwill and other intangibles ......................................         982           845         709
Provision for loan losses ...........................................................       5,566         2,381         890
Deferred tax (benefit) provision ....................................................        (105)          342        (970)
Other ...............................................................................         144         1,192         853
Changes in assets and liabilities, net of effect of acquisition:
(Decrease) increase in unearned income ..............................................      (1,689)          495         315
(Increase) decrease in accrued interest receivable ..................................        (782)          180         113
(Increase) decrease in other assets .................................................      (1,788)         (923)      1,588
Decrease in income taxes payable ....................................................      (1,363)         (642)       (936)
Increase (decrease) in accrued interest payable .....................................         336           (32)        173
(Decrease) increase in other liabilities ............................................      (1,119)          729      (1,097)
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Total adjustments ...................................................................       3,287         7,609       4,898
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Net cash provided by operating activities ...........................................      21,627        25,653      22,657
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Cash flows from investing activities:
Net decrease (increase) in interest earning deposits in other banks .................       5,007        20,366     (14,777)
Proceeds from redemptions of held-to-maturity securities ............................      62,195        56,955      58,131
Purchases of held-to-maturity securities ............................................    (112,452)      (59,159)    (23,999)
Proceeds from sales or redemptions of available-for-sale securities .................      51,042        67,000      93,025
Purchases of available-for-sale securities ..........................................     (41,587)      (75,842)    (52,943)
Net loan payments (originations) ....................................................      40,719      (155,689)    (95,022)
Investment in premises and equipment ................................................     (12,719)      (16,475)     (8,097)
Proceeds from sale of other real estate owned and other .............................         275         1,388       2,853
Net cash and cash equivalents received in acquisition ...............................          --            --      12,135
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Net cash used in investing activities ...............................................      (7,520)     (161,456)    (28,694)
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Cash flows from financing activities:
Net decrease in demand deposits, NOW, money market and savings accounts .............     (15,153)       (2,183)    (46,791)
Net (decrease) increase in time deposits ............................................      (2,756)      165,985      68,269
Net increase in securities sold under repurchase agreements .........................      16,676         4,916         611
Net (decrease) increase in other borrowings .........................................      (6,106)       11,996      (2,174)
Dividend paid by subsidiary to minority interest ....................................        (734)         (706)       (352)
Cash dividends paid .................................................................      (9,814)       (9,439)     (4,718)
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Net cash (used in) provided by financing activities .................................     (17,887)      170,569      14,845
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Net (decrease) increase in cash and cash equivalents ................................      (3,780)       34,766       8,808
Cash and cash equivalents at beginning of the year ..................................     129,180        94,414      85,606
-------------------------------------------------------------------------------------  ----------    ----------   ---------
Cash and cash equivalents at end of the year ........................................  $  125,400    $  129,180   $  94,414
=====================================================================================  ==========    ==========   =========

(continued)

26  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                                      Years Ended December 31,
                                                                                  --------------------------------
                                                                                     1997       1996       1995
                                                                                  ---------- ---------- ----------
                                                                                           (In Thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest ........................................................................  $56,638    $41,250    $38,042
=================================================================================  =======    =======    =======
Income taxes ....................................................................  $10,799    $10,080    $ 8,457
=================================================================================  =======    =======    =======
Supplemental schedule of noncash investing activities:
Transfers from loans to other real estate owned .................................  $    55    $   430    $ 3,059
=================================================================================  =======    =======    =======
Transfers from held-to-maturity securities to available-for-sale securities .....  $    --    $    --    $33,024
=================================================================================  =======    =======    =======
Issuance of stock to acquire shares of minority interest in subsidiary:
Minority interest acquired ......................................................  $ 8,391    $    --    $    --
Goodwill ........................................................................    4,421         --         --
---------------------------------------------------------------------------------  -------    -------    -------
                                                                                   $12,812    $    --    $    --
                                                                                   =======    =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  27

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Republic Banking Corporation of Florida (the "Company") include the accounts of the Company and its 99.1% owned subsidiary, Republic National Bank of Miami (the "Bank"). The Bank is a commercial bank with branches located in Miami-Dade and Broward Counties, Florida. The accounting and reporting policies of the Company conform to practices within the banking industry and generally accepted accounting principles.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

A summary of the Company's more significant accounting and reporting policies applied in the preparation of the accompanying financial statements follows.

PRINCIPLES OF CONSOLIDATION

All significant intercompany accounts and transactions are eliminated in the consolidation.

INVESTMENT SECURITIES AND DEPOSITS WITH BANKS

The Company classifies its securities as either held-to-maturity or available-for-sale with distinct accounting treatment for each classification. Investments available-for-sale are reported at fair value, with unrealized net gains and losses, net of the tax effect, reported as a separate component of stockholders' equity. Securities held-to-maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

Gains and losses on securities sales or redemptions are accounted for by the specific identification method and are included in non-interest income when securities are sold.

Interest earning deposits in other banks mature within one year.

LOANS RECEIVABLE

Loans are stated at the amount of unpaid principal, reduced by unearned income and allowance for loan losses. Unearned income on installment loans is recognized over the term of the loans. Accrual of interest is discontinued on a loan when management believes that the borrower's financial condition is such that collection of interest is unlikely. When a loan is placed on non-accrual status, any interest accrued in the current period, but not collected, is reversed against interest income; prior year's uncollected interest is charged against the allowance for loan losses. Collection of interest while the loan is on non-accrual status is generally recognized on a cash basis unless collection of principal is doubtful, in which case, cash collections are applied to unpaid principal.


Non-refundable loan origination fees and certain costs associated with the loan origination process are deferred and amortized as an adjustment to the yield of the loans over the term of those loans.


ALLOWANCE FOR LOAN LOSSES


The allowance for loan losses is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible. The adequacy of the allowance is based on ongoing evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral, and current economic conditions that may affect the borrowers' ability to pay.


The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Recoveries on amounts previously charged off are credited to the allowance.


Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered, and are thereafter recognized as interest income.


OTHER REAL ESTATE OWNED


Real estate acquired through foreclosure or through deed in lieu of foreclosure is reflected in the financial statements at the lower of cost or estimated net realizable value. Real estate in which the Bank has acquired physical possession but no legal title is also classified as other real estate


28  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

owned. Upon classification as other real estate, the excess of the unpaid balance of the loan over the fair value of the collateral is charged to the allowance for loan losses. Net expenses of maintaining properties, subsequent provisions due to changes in market conditions and gains or losses on disposition are included in other operating expenses.


PREMISES AND EQUIPMENT


Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided principally on the straight-line basis over the estimated useful life of each type of asset, usually 5 to 40 years. Leasehold improvements are amortized over the life of the respective leases or the estimated useful life of the asset, generally between 5 and 40 years, whichever is shorter.


GOODWILL AND OTHER INTANGIBLES


Intangible assets consist of the excess of cost over the fair value of the net assets of businesses acquired, which excess cost is allocated between goodwill and core deposit premium. Goodwill is amortized on a straight-line basis principally over fifteen to twenty years. Core deposit premiums are amortized over varying useful lives ranging from seven to ten years. At December 31, 1997 and 1996, intangible assets amounted to $19,407,000 and $14,984,000, respectively. Accumulated amortization of intangible assets was $6,792,000 and $5,809,000 as of December 31, 1997 and 1996, respectively.


INCOME TAXES


The Company uses the asset and liability method of accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities utilizing the currently expected tax rate to be applied when the temporary differences reverse. Income tax expense is recognized on the periodic change in the deferred tax asset and liability amounts at the current statutory rates. Changes in the value of deferred tax assets and liabilities resulting from a change in the expected tax rate are recognized in the year when the tax rate change is enacted. The deferred tax asset is reduced by a valuation allowance when, based on all available evidence, it is more likely than not that some portion of the deferred asset will not be realized.


The Company files consolidated tax returns with its subsidiary.


CASH AND CASH EQUIVALENTS


For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, demand balances due from banks and other cash equivalents having an initial maturity of three months or less.

EARNINGS PER SHARE

Earnings per common share have been computed based on the weighted average number of shares outstanding after giving retroactive effect to the 2.5 for one stock split (see Note 9) and the 20% common stock dividend in January 1996. The weighted average number of shares was 19,076,275, 18,872,904 and 15,727,580 at December 31, 1997, 1996 and 1995, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in December 1996, the FASB issued a related Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125" (collectively "Statement No. 125"). Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. Portions of Statement No. 125 were effective for transactions entered into after December 31, 1996 with the remaining portions effective for transactions entered into after December 31, 1997. The impact of adopting Statement No. 125 has not been nor is it currently expected to be material to the Company's financial position or the results of operations.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement No. 128"). Statement No. 128 specifies the computation, presentation and disclosure requirements for earnings per share for public companies. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share and is effective for the reporting periods ending after December 15, 1997. For the Company, the computation for basic earnings per share is similar to the primary earnings per share previously presented by the Company. The calculation of diluted earnings per share will first apply to the Company upon the effective date of the Company's 1998 Stock Option Plan and the grant of options thereunder (see Note 10). The impact of adopting Statement No. 128 will depend upon the number of options outstanding under the Plan at any time.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("Statement No. 129"). Statement No. 129 continues previous requirements to disclose certain information about an entity's capital structure. The


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  29

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Company currently complies with the disclosure requirements of Statement No.
129.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of the comprehensive income as a separate component in the equity section of a balance sheet. This statement is effective for reporting periods beginning after December 15, 1997. The impact of adopting Statement No. 130 cannot be determined at this time.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and for related disclosures about products and services, geographic areas and major customers. This statement is effective for reporting periods beginning after December 15, 1997. The Company currently generates internally the information for the required disclosures.

RECLASSIFICATIONS

Certain amounts in 1996 and 1995 have been reclassified to conform to the 1997 financial statement presentation.

INTEREST RATE RISK

The Bank's profitability is dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets and its interest expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive, or a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive, or a negative gap. An asset-sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Bank has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates.


2. ACQUISITION

On June 2, 1995, the Company acquired all of the outstanding capital stock of The Plaza Bank of Miami ("Plaza") for approximately $12,850,000 in cash and $1,898,000 in loans retained by the seller. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. Goodwill and core deposit premiums of approximately $7,300,000 and $2,000,000, respectively, representing the excess of cost over the fair value of net assets acquired, were recorded as a result of this transaction. Results of operations of Plaza have been included in the statement of operations since the date of acquisition.

A summary of the fair values of the net assets acquired is as follows (in thousands):
--------------------------------------------------------------------------------

Cash ......................................   $ 5,284
Federal funds sold ........................    19,700
Investment securities .....................    30,375
Loans, net ................................    65,408
Bank premises and equipment ...............     1,384
Accrued interest receivable ...............     1,064
Other assets ..............................     1,224
--------------------------------------------  -------
                                              124,439
                                              -------
Deposits ..................................   105,731
Securities sold under agreements
   to repurchase ..........................     7,975
Accrued interest payable ..................       196
Taxes payable .............................     3,300
Other liabilities .........................     1,820
--------------------------------------------  -------
                                              119,022
                                              -------
Fair value of net assets acquired .........     5,417
Purchase price ............................    14,748
--------------------------------------------  -------
Excess of cost over fair value of
   net assets acquired ....................   $ 9,331
============================================  =======

30  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. INVESTMENT SECURITIES

Amortized cost and estimated fair values of held-to-maturity securities are summarized as follows (in thousands):

                                         Gross Unrealized     Estimated
                            Amortized  ---------------------    Fair
                               Cost      Gains      Losses      Value
                           ----------- --------- ----------- ----------
DECEMBER 31, 1997
U.S. TREASURY
   SECURITIES ............  $ 49,638    $  347     $  --      $ 49,985
SECURITIES OF OTHER
   U.S. AGENCIES AND
   CORPORATIONS ..........   132,225       273       (58)      132,440
SECURITIES ISSUED
   BY STATES
   AND POLITICAL
   SUBDIVISIONS ..........    29,278       933        --        30,211
OTHER DEBT
   SECURITIES ............       700        --        --           700
--------------------------  --------    ------     -----      --------
TOTAL DEBT
   SECURITIES ............   211,841     1,553       (58)      213,336
FEDERAL RESERVE
   BANK STOCK ............     1,219        --        --         1,219
--------------------------  --------    ------     -----      --------
TOTAL SECURITIES .........  $213,060    $1,553     $ (58)     $214,555
==========================  ========    ======     =====      ========
December 31, 1996
U.S. Treasury
   securities ............  $ 85,858    $  952     $ (13)     $ 86,797
Securities of other
   U.S. agencies and
   corporations ..........    38,738        16      (196)       38,558
Securities issued by
   states and political
   subdivisions ..........    35,895       597          (4)     36,488
Other debt
   securities ............       600        --        --           600
--------------------------  --------    ------     -------    --------
Total debt
   securities ............   161,091     1,565      (213)      162,443
Federal Reserve
   Bank stock ............     1,219        --        --         1,219
--------------------------  --------    ------     -------    --------
Total securities .........  $162,310    $1,565     $(213)     $163,662
==========================  ========    ======     =======    ========

Amortized cost and estimated fair values of available-for-sale securities are summarized as follows (in thousands):

                                        Gross Unrealized   Estimated
                            Amortized  ------------------    Fair
                               Cost     Gains    Losses      Value
                           ----------- ------- ---------- ----------
DECEMBER 31, 1997
U.S. TREASURY
   SECURITIES ............  $118,162    $535     $   --    $118,697
SECURITIES OF OTHER
   U.S. AGENCIES AND
   CORPORATIONS ..........    41,143     137        (49)     41,231
--------------------------  --------    ----     ------    --------
TOTAL SECURITIES .........  $159,305    $672     $  (49)   $159,928
==========================  ========    ====     ======    ========
December 31, 1996
U.S. Treasury
   securities ............  $117,238    $169     $  (23)   $117,384
Securities of other
   U.S. agencies and
   corporations ..........    51,218     430       (138)     51,510
--------------------------  --------    ----     ------    --------
Total securities .........  $168,456    $599     $ (161)   $168,894
==========================  ========    ====     ======    ========

At December 31, 1997, the scheduled maturity of held-to-maturity and available-for-sale securities was as follows (in thousands):

                      Held-to-Maturity       Available-for-Sale
                   ----------------------- ----------------------
                                Estimated               Estimated
                    Amortized      Fair     Amortized     Fair
                       Cost       Value        Cost       Value
                   ----------- ----------- ----------- ----------
Within one
   year ..........  $ 35,767    $ 36,021    $106,572    $106,810
One to five
   years .........   143,096     143,423      46,910      47,274
Five to ten
   years .........    20,279      20,640          --          --
Over ten
   years .........    13,918      14,471       5,823       5,844
------------------  --------    --------    --------    --------
Total ............  $213,060    $214,555    $159,305    $159,928
==================  ========    ========    ========    ========

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  31

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The following sets forth information concerning sales of available-for-sale securities and calls of held-to-maturity securities for the years indicated (in thousands):

                                  For the Year Ended December 31,
                                  -------------------------------
                                     1997      1996       1995
                                  ---------   ------   ----------
Available-for-Sale Securities
Amortized cost ................   $   --      $ --     $51,889
Proceeds ......................   $   --      $ --     $51,701
Gross realized gains ..........   $   --      $ --     $    22
Gross realized losses .........   $   --      $ --     $   210
Held-to-Maturity Securities
Amortized cost ................   $6,515      $240     $ 9,936
Proceeds ......................   $6,515      $241     $ 9,939
Gross realized gains ..........   $   --      $  1     $     3
Gross realized losses .........   $   --      $ --     $    --
--------------------------------  ------      ----     -------

Held-to-maturity securities with an amortized cost of $33,024,000 and market value of $33,131,000 were transferred to the available-for-sale portfolio on December 19, 1995 in accordance with a one time accounting provision established by the Financial Accounting Standards Board.


The Company has only limited involvement with derivative financial instruments. The Company has one U.S. government agency security ("inverse floater") with an aggregate cost of $25,000,000 and estimated fair value of $25,069,000 and $25,375,000 at December 31, 1997 and 1996, respectively. This security, which matured in February 1998, is classified as available-for-sale and recorded at its estimated fair value. The interest rate earned by the Company on this security (7.31% at December 31, 1997 and 6.37% at December 31, 1996) is calculated as the difference between a stated rate ("cap") of 12.75% at December 31, 1997 and 11.75% at December 31, 1996 and the average federal funds rate.


Securities with an aggregate cost of approximately $89,308,000 and $67,344,000 at December 31, 1997 and 1996, respectively, were pledged as collateral for public depositors or subject to sales under repurchase agreements.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES


Major classifications of loans are as follows (in thousands):

                                              December 31,
                                        -------------------------
                                            1997          1996
                                        -----------   -----------
Commercial ..........................   $285,733      $309,238
Commercial real estate
   and construction .................    310,336       264,574
International .......................     92,734       122,450
Residential first mortgages .........    154,864       133,005
Residential equity lines ............     16,487        17,831
Consumer ............................     58,024        85,438
Overdrafts ..........................      5,352         3,722
Bankers' acceptances ................      8,395        41,586
--------------------------------------  --------      --------
                                         931,925       977,844
Unearned income .....................     (2,515)       (4,204)
--------------------------------------  --------      --------
                                         929,410       973,640
Allowance for loan losses
   and transfer risk ................    (11,999)      (11,578)
--------------------------------------  --------      --------
Loans, net ..........................   $917,411      $962,062
======================================  ========      ========

Real estate mortgage loans serviced for others, not included in the above amounts, were approximately $20,793,000 and $24,300,000 in 1997 and 1996, respectively.


The following is a summary of impaired loans for the years ended December 31, 1997 and 1996 (in thousands):

                                             December 31,
                                         --------------------
                                            1997       1996
                                         ---------   --------
Investment in impaired loans .........   $1,328      $ 262
Valuation allowance ..................      123          8
Average recorded investment in
   impaired loans ....................    2,081      1,229
---------------------------------------  ------      -----

32  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The following table sets forth, at the dates indicated, the aggregate amount of the Company's cross-border outstandings, including loans, foreign bonds, due from bank accounts and interest bearing deposits with other banks (in thousands).


                                  December 31,
                      ------------------------------------
                         1997         1996         1995
                      ----------   ----------   ----------
Ecuador ...........   $ 23,000     $ 13,000     $ 13,000
Brazil ............     22,000       30,000       19,000
Peru ..............     18,000       21,000        8,000
Guatemala .........      9,000       11,000       13,000
Panama ............      7,000       11,000        4,000
Colombia ..........      1,000       12,000        8,000
Other .............     35,000       70,000       57,000
--------------------  --------     --------     --------
                      $115,000     $168,000     $122,000
                      ========     ========     ========

Changes in the allowance for loan losses are as follows (in thousands):

                                     For the Year Ended December 31,
                                   ------------------------------------
                                      1997         1996         1995
                                   ----------   ----------   ----------
Balance at beginning
   of year .....................   $11,578      $11,411      $11,680
Allowance from
   acquired bank ...............        --           --          701
Provision charged
   to operations ...............     5,566        2,381          890
---------------------------------  --------     --------     --------
                                    17,144       13,792       13,271
                                   --------     --------     --------
Loans charged-off ..............    (6,515)      (3,241)      (2,583)
Less recoveries ................     1,370        1,027          723
---------------------------------  --------     --------     --------
Net charge-offs ................    (5,145)      (2,214)      (1,860)
---------------------------------  --------     --------     --------
Balance at end of year .........   $11,999      $11,578      $11,411
=================================  ========     ========     ========
Loans not accruing
   interest at
   end of year .................   $ 5,863      $ 1,563      $ 4,066
=================================  ========     ========     ========

Had the Company recorded interest on non-accrual loans, interest income on loans would have increased by approximately $273,000, $226,000 and $350,000 in 1997, 1996 and 1995, respectively.


Restructured loans amounted to $371,000 and $404,000 at December 31, 1997 and 1996, respectively.

5. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized below (in thousands):

                                               December 31,
                                        ---------------------------
                                            1997           1996
                                        ------------   ------------
Bank buildings ......................   $46,441        $13,759
Leasehold improvements ..............     4,160          3,920
Leasehold acquisition costs .........     1,284          1,228
Furniture and equipment .............    19,811         16,894
Construction in progress ............        --         22,844
--------------------------------------  -------        -------
                                         71,696         58,645
Less--accumulated depreciation
   and amortization .................   (24,834)       (22,184)
--------------------------------------  -------        -------
                                         46,862         36,461
Land ................................    11,875         11,888
--------------------------------------  -------        -------
Net premises and equipment ..........   $58,737        $48,349
======================================  =======        =======

During 1997, the Bank finalized construction of its new headquarters and office building in Coral Gables, Florida. The Company capitalized interest costs of approximately $390,000 in 1997, $773,000 in 1996 and $255,000 in 1995 with respect to this construction project.

At December 31, 1997, premises and equipment included $2.3 million (net of prior year writedowns of $1,925,000), related to an operations building which was held for sale. At December 31, 1997, net book value approximated net realizable value.

The Company leases facilities for several branch offices, certain land and equipment under operating leases from unrelated parties. Net rent expense was approximately $2,358,000, $2,172,000 and $2,064,000 for 1997, 1996 and 1995,
respectively. The minimum rental commitments over the lives of the leases are as follows at December 31, 1997 (in thousands):

Year Ending December 31,       Amount
--------------------------   ---------
1998 .....................   $ 2,075
1999 .....................     1,852
2000 .....................     1,207
2001 .....................       746
2002 .....................       620
Thereafter ...............    14,474
---------------------------  -------
Total ....................   $20,974
===========================  =======

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  33

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Beginning in 1997, the Company leases space in its office building to unrelated parties. Future minimum lease payments receivable under these leases are as follows (in thousands):

Year Ending December 31,       Amount
--------------------------   ---------
1998 .....................   $ 1,301
1999 .....................     1,306
2000 .....................     1,312
2001 .....................     1,318
2002 .....................     1,332
Thereafter ...............     5,281
---------------------------  -------
Total ....................   $11,850
===========================  =======

6. DEPOSITS

At December 31, 1997 and 1996, time deposits greater than $100,000 totalled $288,299,000 and $268,476,000, respectively; the average interest rate on these time deposits was approximately 5.5% and 5.3% for 1997 and 1996, respectively. The majority of time deposits mature within one year. Deposits held from related financial institutions amounted to approximately $4,239,000 and $69,018,000 at December 31, 1997 and 1996, respectively.


7. BORROWINGS

Securities sold under repurchase agreements are primarily used to accommodate commercial deposit customers. Funds generated are principally placed in money market investments. The following sets forth information concerning repurchase agreements for the periods indicated (in thousands):

                                      As of and for the
                                         Year Ended
                                        December 31,
                                 ---------------------------
                                     1997           1996
                                 ------------   ------------
Maximum amount of outstanding
   agreements at any month-end
   during the year ...........   $58,088        $42,200
Average amount outstanding
   during the year ...........   50,005         32,574
Weighted average interest rate
   for the year ..............     4.77%          4.64%
-------------------------------  -------        -------

Other short term borrowings consist of U.S. Treasury tax and loan notes ("TT&L Notes") and Federal funds purchased. The maximum amount outstanding of TT&L Notes at any month end was $14,479,000 in 1997 and $9,900,000 in 1996. The average balance outstanding was $5,867,000 in 1997 and $4,432,000 in 1996. The average interest rate was 5.53% in 1997 and 4.47% in 1996. The maximum outstanding Federal funds purchased at any month end was $5,024,000 in 1997 and $12,000,000 in 1996. The average balance outstanding was $3,238,000 in 1997 and $4,909,000 in 1996. The average interest rate was 5.50% in 1997 and 5.26% in 1996.


8. INCOME TAXES


The components of the provision for income taxes are as follows (in thousands):

                             For the Year Ended December 31,
                            ---------------------------------
                               1997        1996        1995
                            ---------   ---------   ---------
Currently payable
 Federal ................    $8,829     $ 9,326      $8,619
 State ..................       893         656         935
Deferred (benefit)
   provision ............      (105)        342        (451)
--------------------------   ------     -------      ------
Total provision for
   income taxes .........    $9,617     $10,324      $9,103
==========================   ======     =======      ======

34  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

A reconciliation of income taxes to statutory rates is as follows (in thousands):

                                                                           For the Year Ended December 31,
                                                       -----------------------------------------------------------------------
                                                                1997                    1996                    1995
                                                       ----------------------- ----------------------- -----------------------
                                                         Amount      Percent     Amount      Percent     Amount      Percent
                                                       ---------- ------------ ---------- ------------ ---------- ------------
Tax at Federal statutory rate ........................ $10,201    35 %          $10,413   35 %          $9,867    35 %
Tax exempt income ....................................   (628)      (2)%           (653)        (2)%      (791)     (3)%
State income tax, less effect on Federal tax .........    682     2 %               651   2 %              661    2 %
Other ................................................   (638)      (2)%            (87)      --          (634)     (2)%
------------------------------------------------------ -------    ----          -------   --------      ------    ----
                                                       $9,617     33 %          $10,324   35 %          $9,103    32 %
                                                       =======    =======       =======   ========      ======    =======

The components of the net deferred income tax asset are as follows (in thousands):

                                                 December 31,
                                             ---------------------
                                                1997        1996
                                             ---------   ---------
Allowance for loan losses ................   $4,237      $4,083
Intangibles ..............................      141          73
Loan origination fees ....................       40         212
Self-insurance reserve ...................       79         112
Other real estate losses .................       90          93
Deferred compensation ....................       73          96
Building writedown .......................      743         743
Other ....................................       43          31
-------------------------------------------  ------      ------
Gross deferred tax assets ................    5,446       5,443
-------------------------------------------  ------      ------
Depreciation .............................    1,142       1,302
Unrealized gain--
   available-for-sale securities .........      240         169
Pension ..................................      134          86
Other ....................................       78          68
-------------------------------------------  ------      ------
Gross deferred tax liabilities ...........    1,594       1,625
-------------------------------------------  ------      ------
Net deferred tax asset ...................   $3,852      $3,818
===========================================  ======      ======

Based on available information, management considers that the net deferred tax asset will be realized; therefore, no valuation allowance has been established.


9. STOCKHOLDERS' EQUITY


In January 1996, the Company declared a 20% stock dividend to stockholders of record as of December 31, 1995. As a result, 3,145,355 shares of common stock were issued.


Cash dividends paid amounted to $9,814,000, $9,439,000 and $4,718,000 in 1997,
1996 and 1995, respectively. A cash dividend of $0.07 per share was declared on January 21, 1998 to stockholders of record on that date payable on February 4, 1998.

In November 1997, the Company exchanged 1,220,225 (488,091 pre-stock split) shares of common stock of the Company for the same number of shares of common stock from a limited number of minority stockholders of the Bank. The difference between the estimated fair value of the shares of the Company given in exchange, valued at approximately $12,812,000, and the book value of the minority interest acquired, amounting to approximately $8,391,000, was recorded as goodwill in the Company's financial statements and is being amortized over 20 years.

Effective January 1998, the Company approved (i) an increase in the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares and (ii) an amendment to its articles of incorporation to effect a change in the par value of its common stock outstanding from $1.25 ($.50 post-stock split) per share to $0.01 per share.

The Company declared a 2.5 for 1 stock split to be effective January 15, 1998. The accompanying financial statements have been restated to reflect the effect of the stock split on all share amounts and earnings per share for all periods presented.

In February 1998, the Company completed an initial public offering of its common stock. As a result, 2,300,000 shares were sold in the public market, 1,066,730 of which were sold by a limited group of existing shareholders and the remaining 1,233,270 by the Company. Net proceeds received by the Company amounted to approximately $16.3 million.


10. PENSION PLAN AND STOCK OPTION PLAN

The Bank has a non-contributory defined benefit pension plan covering substantially all full time employees. The plan benefits are based on years of service and employees' highest average compensation over a consecutive five year period. Retirement plan expense is computed using the actuarial unit credit method. The Company's funding policy is to contribute no less than the minimum required by


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  35

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

ERISA and no more than the maximum allowed by the Internal Revenue Service as a deduction for the year.


The following table sets forth the plan status as of the dates indicated (in thousands):

                                                 December 31,
                                            -----------------------
                                               1997         1996
                                            ----------   ----------
Actuarial present value of:
Accumulated benefit obligation
   including vested benefits of
   $10,919 in 1997 and $10,744
   in 1996 ..............................   $11,524      $11,306
==========================================  =======      =======
Projected benefit obligation ............   $15,080      $14,537
Plan assets at fair value ...............   12,306       12,216
------------------------------------------  -------      -------
Projected benefit obligation in excess
   of plan assets .......................    2,774        2,321
Unrecognized prior service cost .........      686          768
Unrecognized net transition
   liability ............................     (137)        (171)
Unrecognized net actuarial loss .........   (3,669)      (3,142)
------------------------------------------  -------      -------
Net prepaid pension cost ................   $ (346)      $ (224)
==========================================  =======      =======

Computational assumptions in determining the projected benefit obligation were as follows:

                                                        1997        1996
                                                     ---------   ---------
Weighted average discount rate ...................   7.0%        7.5%
Rate of increase in compensation levels ..........   4.0%        4.0%
---------------------------------------------------  ---         ---

Components of pension cost included in employee benefits were as follows (in thousands):

                                          For the Year Ended
                                             December 31,
                                         ---------------------
                                            1997        1996
                                         ---------   ---------
Service cost-benefits earned
   during the year ...................    $1,057      $1,262
Interest cost on projected
   benefit obligation ................       978         944
Amortization of unrecognized
   prior service cost ................       (82)        (82)
Actual return on plan assets .........      (899)       (428)
Other amortization ...................       161         199
Deferred net asset loss ..............       (85)       (551)
---------------------------------------   ------      ------
Net periodic pension cost ............    $1,130      $1,344
=======================================   ======      ======

Computational assumptions used in determining net periodic pension cost were as follows:

                                               1997         1996
                                            ----------   ---------
Weighted average discount rate ..........   7.5%         7.0%
Rate of increase in
   compensation levels ..................   4.0%         4.0%
Expected long term rate of return
   on plan assets .......................   8.5%         8.5%
Amortization period on
   unrecognized prior
   service cost .........................   11 YEARS     11 years
------------------------------------------  --------     -------

The Company adopted the 1998 Stock Option Plan ("the Plan") effective on January 1, 1998. This Plan provides for incentive stock option grants to certain officers and employees of the Company and non-qualified options to directors. Options may only be granted at or above the fair market value of the stock at the date of grant. The Board's Compensation Committee will grant options only upon approval by the Board of Directors. The maximum term of the Plan is ten years. The maximum number of shares authorized to be granted under this Plan is 1,000,000 shares (post stock split). Upon the effective date of the Company's initial public offering in February 1998, 500,000 options were granted to members of senior management and the Board of Directors. All of such options will be exercisable for a period of up to ten years at the initial public offering price. All of such options granted to executive officers and employees of the Bank will be exercisable in 20% increments beginning on the second anniversary of the grant. All options granted to directors who have served on the Board of the Company or the Bank for at least ten years will be exercisable beginning six months after the effective date of the grant.


11. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $32,364,000 of retained earnings were available for dividend declaration without prior regulatory approval.


The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a


36  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

direct material effect on the Company's financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.


As of December 31, 1997, the most recent notification from the Company's regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's capital amounts and ratios are presented in the following table (dollars in thousands).

                                                                                            To be Well
                                                                                         Capitalized Under
                                                              Required for Capital       Prompt Corrective
                                           Actual              Adequacy Purposes         Action Provisions
                                  ------------------------   ----------------------   -----------------------
                                     Amount        Ratio       Amount       Ratio       Amount        Ratio
                                  -----------   ----------   ----------   ---------   ----------   ----------
AS OF DECEMBER 31, 1997
TOTAL CAPITAL RATIO ...........   $145,521      16.2%        $71,707      8.0%        $89,633      10.0%
TIER I CAPITAL RATIO ..........   $134,307      15.0%        $35,854      4.0%        $53,780       6.0%
TIER I LEVERAGE RATIO .........   $134,307       8.9%        $45,044      3.0%        $75,073       5.0%
As of December 31, 1996
Total capital ratio ...........   $135,136      15.7%        $68,989      8.0%        $86,236      10.0%
Tier I capital ratio ..........   $124,356      14.4%        $34,494      4.0%        $51,742       6.0%
Tier I leverage ratio .........   $124,356       8.5%        $43,832      3.0%        $73,042       5.0%

--------------------------------------------------------------------------------

12. CONTINGENCIES

The Company maintains a self-funded medical reimbursement plan covering employees and their eligible dependents. Employees contribute towards a portion of the cost of dependent coverage. The plan covers reimbursement of eligible medical and dental expenses up to $1,000,000 over the life of the eligible participant. The Company maintains an insurance policy that limits loss per specific participant per year to $100,000. In addition, the Company maintains a policy that limits the aggregate loss within a plan year to a variable amount based on the number of participants in the plan. At December 31, 1997, this aggregate annual stop loss level was approximately $2,173,000. The Company had accrued approximately $601,000 and $593,000 at December 31, 1997 and 1996 for estimated claims which were incurred as of those dates but not yet paid.

The Bank is a defendant in several legal actions arising from its normal business activities. Legal counsel and management believe that the ultimate liability, if any, resulting from these legal actions will not materially affect the Company's financial position or results of operations.

13. OFF-BALANCE SHEET RISK


In the normal course of business, the Bank engages in off-balance sheet activities in order to meet the financial needs of its customers. These activities include commitments to extend credit, commercial letters of credit, standby letters of credit, and guarantees.


These instruments carry credit and market risks and are managed in accordance with the Company's credit and country risk policies. The maximum credit risk from failure of a counterparty to perform may be in excess of amounts, if any, reflected on the balance sheet. Collateral required in accordance with the approval of specific transactions may consist of cash, real estate or other consideration, and may mitigate this exposure.


The maximum potential credit loss from commitments to extend credit, commercial letters of credit and standby letters of credit is represented by the contractual amount of the commitment. The measurement of the risk associated with these transactions must be evaluated in conjunction with failure of the counterparty to perform.


   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  37

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

A summary of the Bank's contractual or notional amounts for off-balance sheet activities as of December 31, 1997 is summarized below (in thousands):

                                                DECEMBER 31,
                                                    1997
                                               -------------
Credit Activities
Unused commercial lines of credit ..........   $186,000
Other commitments to extend credit .........     64,100
Standby letters of credit ..................     14,500
Commercial letters of credit ...............     25,800
---------------------------------------------  --------
                                               $290,400
                                               ========

Of the outstanding standby letters of credit, approximately $5,919,000 are secured by cash collateral at December 31, 1997.



14. CONCENTRATIONS OF CREDIT RISK


While maintaining a diversified portfolio, the Company is dependent on the economic conditions affecting the Miami-Dade County, Florida market and that of Central and South America, its primary source of international lending activity. The investment and loan portfolio credit risk concentration distribution is as described in Notes 3 and 4, respectively.


Diversification is managed through asset/liability management policies with limitations for exposures to individual debtor entities and for country risk exposure.



15. RELATED PARTY TRANSACTIONS


In its normal course of business, the Bank lends to directors, officers, employees and their related interests. Loans outstanding to executive officers, directors, principal stockholders or their related interests were approximately $1,926,000 and $1,766,000 at December 31, 1997 and 1996, respectively. In connection with the construction of its new headquarters and office building (see Note 5), the Company entered into a contract with a mechanical contractor, the owner of which is a member of the Board of Directors, to provide mechanical work. The total contract amount is $4,410,000. Approximately $855,000, $2,555,000 and $1,000,000 were paid during the years ended December 31, 1997, 1996 and 1995, respectively, in connection with this contract.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS


The following disclosures of the estimated fair value of financial instruments have been estimated by the Company using available market information for marketable instruments and appropriate valuation methodologies for other instruments. However, considerable judgment and subjectivity is necessarily required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                            DECEMBER 31, 1997          December 31, 1996
                         ------------------------   -----------------------
                                       Estimated                  Estimated
                          Carrying        Fair       Carrying       Fair
                           Amount        Value        Amount        Value
                         ----------   -----------   ----------   ----------
                                           (In Thousands)
Assets:
Cash and cash
   equivalents ......... $125,400     $125,400      $129,180     $129,180
Interest earning
   deposits
   in other
   banks ...............      873          873         5,880        5,880
Investment
   securities ..........  372,988      374,483       331,204      332,556
Performing
   loans ...............  923,547      927,834       972,077      970,511
Liabilities:
Time deposits ..........  735,406      737,590       738,162      739,544
Other
   deposits ............  566,811      566,811       581,964      581,964
Securities
   sold under
   repurchase
   agreements ..........   45,594       45,594        28,918       28,918
Other
   short term
   borrowings ..........   10,573       10,573        16,679       16,679
------------------------ --------     --------      --------     --------

The fair value of loans is estimated based on present values using applicable discount factors based on the current rates of interest charged by the Company for similar transactions. For this purpose loans have been aggregated into major categories based on pricing characteristics. No adjustment was made to the discount factors for changes in the credit quality of loans.


38  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Management believes that the risk factor embedded in the discount rates along with the portion of the allowance for possible loan losses applicable to the performing loans results in a fair valuation of the performing loan portfolio. The fair value of non-accrual loans with a recorded book value of $5,863,000 in 1997 and $1,563,000 in 1996 was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.


The fair value of investments is based on quoted market values. See Note 3--Investment Securities.


The fair value of time deposits is estimated based on present values using discount factors based on the current rate of interest paid for deposits of similar maturity. All other categories of deposits, which have no stated maturities, are shown at their face value. Management estimates that these core deposits would have a market value discount. This is attributable to the estimated cost savings from the low cost of such deposits over their estimated life, discounted using an alternative cost of funds rate. Management has not assessed the core deposit value of its total core deposit base. A core deposit premium has been paid by the Company in the acquisition of core deposits from other institutions.


Borrowings consist of overnight and short term debt instruments with original maturities of ninety days or less. These borrowings are shown at face value which approximate fair value.


Standby letters of credit and other commitments to extend credit are of a short term nature and reflective of the current fee structure of the Company in providing these services. The face value of these instruments is considered reflective of fair value and is disclosed in Note 13--Off-Balance Sheet Risk.


The fair values presented herein are based on pertinent information available to management as of December 31, 1997 and 1996.

17. REPUBLIC BANKING CORPORATION OF FLORIDA

The following summarizes the major categories of the Company's (parent company only) financial statements (in thousands):


                           CONDENSED BALANCE SHEETS

                                            December 31,
                                       -----------------------
                                          1997         1996
                                       ----------   ----------
Assets
Cash ...............................   $     41     $    161
Investments in the Bank ............    141,197      124,120
Excess of cost over net assets of
   subsidiaries, net ...............      4,760          410
Other assets .......................        225            2
-------------------------------------  --------     --------
Total assets .......................   $146,223     $124,693
=====================================  ========     ========
Liabilities ........................   $     92     $     --
Stockholders' equity
Common stock .......................        201          189
Paid-in capital ....................     99,240       86,469
Retained earnings ..................     46,311       37,785
Net unrealized gains on
   securities available-for-sale,
   net of taxes ....................        379          250
-------------------------------------  --------     --------
Total stockholders' equity .........    146,131      124,693
-------------------------------------  --------     --------
Total liabilities and
   stockholders' equity ............   $146,223     $124,693
=====================================  ========     ========

                      CONDENSED STATEMENTS OF OPERATIONS

                                         For the Year Ended December 31,
                                    ------------------------------------------
                                        1997           1996           1995
                                    ------------   ------------   ------------
Dividend from
   subsidiary ...................      $ 9,833        $ 9,455        $ 4,728
Equity in undistributed
   earnings of the Bank .........       8,588          8,627         13,076
Interest income .................           8              9              7
Operating expenses ..............         (95)           (49)           (57)
----------------------------------     -------        -------        -------
Income before
   income taxes .................      18,334         18,042         17,754
Income tax benefit ..............            (6)            (2)            (5)
----------------------------------     ---------      ---------      ---------
Net income ......................      $18,340        $18,044        $17,759
==================================     ========       ========       ========

   R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a  39

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                          For the Year Ended December 31,
                                                         ----------------------------------
                                                            1997       1996        1995
                                                         ---------- ---------- ------------
Cash flow from operating activities:
Net income .............................................  $ 18,340   $ 18,044   $  17,759
Less: Equity in undistributed earnings of the Bank .....    (8,588)    (8,627)    (13,076)
Other ..................................................        75       (239)        320
--------------------------------------------------------  --------   --------   ---------
Net cash provided by operating activities ..............     9,827      9,178       5,003
--------------------------------------------------------  --------   --------   ---------
Cash flow from financing activities:
Cash dividends paid ....................................    (9,814)    (9,439)     (4,718)
Other ..................................................      (133)        --          --
--------------------------------------------------------  --------   --------   ---------
Net cash used in financing activities ..................    (9,947)    (9,439)     (4,718)
--------------------------------------------------------  --------   --------   ---------
Decrease in cash and cash equivalents ..................      (120)      (261)        285
Cash and cash equivalents at beginning of year .........       161        422         137
--------------------------------------------------------  --------   --------   ---------
Cash and cash equivalents at end of year ...............  $     41   $    161   $     422
========================================================  ========   ========   =========

--------------------------------------------------------------------------------
 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Republic Banking Corporation of Florida

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Republic Banking Corporation of Florida and its subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of Republic's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


[GRAPHIC OMITTED]

PRICE WATERHOUSE LLP
Miami, Florida
March 6, 1998

40  R e p u b l i c  B a n k i n g  C o r p o r a t i o n  o f  F l o r i d a